Exhibit 1.2

EXECUTION VERSION

DATED NOVEMBER 26, 2021

WEIBO CORPORATION

THE SELLING SHAREHOLDER

(as defined herein)

GOLDMAN SACHS (ASIA) L.L.C.

CREDIT SUISSE (HONG KONG) LIMITED

CLSA CAPITAL MARKETS LIMITED

CLSA LIMITED

CHINA INTERNATIONAL CAPITAL CORPORATION
HONG KONG SECURITIES LIMITED

AND

THE HONG KONG UNDERWRITERS

(whose names appear in Schedule 1)

_____________________________________________________

HONG KONG UNDERWRITING AGREEMENT

relating to a public offering in Hong Kong of

initially 1,100,000 Shares of par value of

US$0.00025 per Share in the capital of

Weibo Corporation

_____________________________________________________

Contents

Clause	Page

1	DEFINITIONS AND INTERPRETATION	1

2	CONDITIONS	11

3	APPOINTMENTS	13

4	THE HONG KONG PUBLIC OFFERING	17

5	ALLOTMENT AND PAYMENT	21

6	COMMISSIONS AND COSTS	23

7	STABILIZATION	25

8	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	26

9	RESTRICTIONS ON ISSUE OR DISPOSAL OF SECURITIES	29

10	FURTHER UNDERTAKINGS	30

11	TERMINATION	33

12	INDEMNITY	35

13	ANNOUNCEMENTS	38

14	CONFIDENTIALITY	39

15	NOTICES	39

16	GOVERNING LAW; DISPUTE RESOLUTION; WAIVER OF IMMUNITY	41

17	GENERAL PROVISIONS	42

18	RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES	45

SCHEDULE 1	THE HONG KONG UNDERWRITERS	46

SCHEDULE 2	THE WARRANTIES	47

SCHEDULE 3	CONDITIONS PRECEDENT DOCUMENTS	64

SCHEDULE 4	SET-OFF ARRANGEMENTS	65

SCHEDULE 5	ADVERTISING ARRANGEMENTS	66

i

THIS AGREEMENT is made on November 26, 2021

BETWEEN:

(1)	WEIBO CORPORATION, an exempted company incorporated in the Cayman Islands with limited liability, having its registered address at PO Box 31119, Grand Pavilion Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (the “Company”);

(2)	SINA CORPORATION, an exempted company with limited liability incorporated in the Cayman Islands on March 10, 1999, having its registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Selling Shareholder”);

(3)	GOLDMAN SACHS (ASIA) L.L.C. of 68/F Cheung Kong Center, 2 Queen’s Road Central, Hong Kong (“GS”);

(3)	CREDIT SUISSE (HONG KONG) LIMITED of Level 88, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong (“Credit Suisse”);

(4)	CLSA CAPITAL MARKETS LIMITED of 18/F, One Pacific Place, 88 Queensway, Hong Kong (“CLSA CM”);

(5)	CLSA LIMITED of 18/F, One Pacific Place, 88 Queensway, Hong Kong (“CLSA”);

(6)	CHINA INTERNATIONAL CAPITAL CORPORATION HONG KONG SECURITIES LIMITED of 29/F, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong (“CICC”); and

(7)	THE HONG KONG UNDERWRITERS whose respective names and addresses are set out in Schedule 1 (the “Hong Kong Underwriters” and a “Hong Kong Underwriter” means any one of them).

RECITALS:

(A)	The Company is incorporated in the Cayman Islands with limited liability and is registered in Hong Kong as a non-Hong Kong company under Part 16 of the Companies Ordinance. As at the date of this Agreement, the authorized share capital of the Company is US$600,000 divided into 2,400,000,000 shares comprising of (i) 1,800,000,000 Class A Ordinary Shares of a par value of US$0.00025 each, (ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.00025 each, and (iii) 400,000,000 undesignated shares of a par value of US$0.00025 each.

(B)	The Company proposes to conduct the Global Offering pursuant to which (1) it will offer and sell the Hong Kong Offer Shares to the public in Hong Kong in the Hong Kong Public Offering and (2) the Company and the Selling Shareholder will concurrently offer and sell the International Offer Shares pursuant to an automatic shelf registration statement in the United States and outside of the United States to institutional and professional investors and other investors expected to have a sizeable demand for the Offer Shares in the International Offering.

(C)	In conjunction with the Global Offering, the Company has made an application to the SEHK for the listing of, and permission to deal in, the Class A ordinary shares on the Main Board of the SEHK. GS, Credit Suisse, CLSA CM and CICC are acting as the Joint Sponsors in relation to the Company’s listing application.

(D)	The Hong Kong Underwriters have agreed to severally (and not jointly or jointly and severally) underwrite the Hong Kong Public Offering upon and subject to the terms and conditions hereinafter contained.

(E)	Each of the Company and the Selling Shareholder has agreed to give the representations, warranties, undertakings and indemnities set out herein in favor of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters.

(F)	The Company, the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Selling Shareholder and the International Underwriters intend to enter into the International Underwriting Agreement providing for the International Underwriters to severally purchase or procure investors to purchase the International Offer Shares offered by the Company and the Selling Shareholder in the International Offering, upon and subject to the terms and conditions therein contained. Each of the Company and the Selling Shareholder further intends to grant the Over-Allotment Option to the International Underwriters to severally purchase or procure investors to purchase from the Company additional Shares as may be necessary to cover any over-allotments made in the International Offering, upon and subject to the terms and conditions of the International Underwriting Agreement.

(G)	The Company has appointed Computershare Hong Kong Investor Services Limited to act as its Hong Kong share registrar and transfer agent in relation to the Global Offering.

(H)	The Company has appointed CMB Wing Lung Bank Limited to act as the receiving bank in relation to the Hong Kong Public Offering and CMB Wing Lung (Nominees) Limited to act as the nominee to hold the application monies received by the receiving bank under the Hong Kong Public Offering.

(I)	The IPO Committee was established pursuant to the written resolutions of the board of directors of the Company passed on August 5, 2021, which authorized the IPO committee to handle matters relating to this Agreement and all the other documents in connection with the Global Offering. Pursuant to the written resolution of the IPO Committee of the board of directors of the Company passed on November 25, 2021, resolutions were passed pursuant to which, inter alia, the IPO Committee approved, and any one of the directors and officers of the Company, and any one of the members of the IPO Committee, was authorized to sign on behalf of the Company, this Agreement and all the other relevant documents in connection with the Global Offering.

NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Introduction: Except where the context otherwise requires, in this Agreement, including the Recitals and the Schedules, the following terms and expressions shall have the respective meanings set out below:

“2020 Form 20-F” means the Company’s Annual Report on Form 20-F for the fiscal year ended on December 31, 2020;

“Acceptance Date” means December 2, 2021, being the date on which the Application Lists close in accordance with the provisions of Clause 4.4;

“Accepted Hong Kong Public Offering Applications” means the Hong Kong Public Offering Applications which have from time to time been accepted in whole or in part, pursuant to Clause 4.5;

“Accounts” means the audited consolidated financial statements of the Group as of and for the years ended December 31, 2018, 2019 and 2020 and the six months ended June 30, 2021, and all related notes as set out in Appendix I to the Hong Kong Prospectus;

“Admission” means the grant by the Listing Committee of the SEHK of the listing of, and permission to deal in, the Class A ordinary shares on the Main Board of the SEHK (including any additional Class A ordinary shares to be issued pursuant to (a) the Global Offering (including the Class A ordinary shares which may be issued upon the exercise of the Over-allotment Option) and (b) any Class A ordinary shares which may be issued pursuant to the Share Incentive Plans);

“ADSs” means American Depositary Shares (each representing one Class A ordinary share);

“Application Form(s)” means the GREEN application form(s) to be completed by the White Form eIPO Service Provider in connection with the Hong Kong Public Offering;

“Application Lists” means the application lists in respect of the Hong Kong Public Offering referred to in Clause 4.4;

“Application Proof” means the application proof of the prospectus of the Company dated August 6, 2021;

“Approvals and Filings” means all approvals, sanctions, consents, permissions, certificates, authorizations, licenses, permits, permissions, clearances, orders, concessions, qualifications, registrations, declarations and franchises from any person, and filings and registrations with any person, of any relevant jurisdictions, including, without limitation, Hong Kong, the United States, Cayman Islands and the PRC;

“Articles of Association” means the Articles of Association of the Company, adopted by special resolution passed on March 28, 2014 and effective on April 17, 2014;

“Authority” means any administrative, governmental or regulatory commission, board, body, authority or agency, or any stock exchange, self-regulatory organization or other non-governmental regulatory authority, or any court, tribunal or arbitrator, in each case whether national, central, federal, provincial, state, regional, municipal, local, domestic, foreign or supranational;

“Basic Prospectus” means the base prospectus filed as part of the Registration Statement, in the form in which it has most recently been filed with the SEC on or prior to the date of this Agreement;

“Board” means the board of Directors of the Company;

“Brokerage” means the brokerage at the rate of 1.0% of the Public Offer Price in respect of the Hong Kong Offer Shares or 1.0% of the International Offer Price in respect of the International Offer Shares (as the case may be), payable by investors in the Global Offering;

“Business Day” means a day (other than Saturday, Sunday or public holiday) on which banking institutions in Hong Kong are open generally for normal banking business;

“CCASS” means the Central Clearing and Settlement System established and operated by HKSCC;

“Class A ordinary shares” means Class A ordinary shares in the share capital of the Company with a par value of US$0.00025 each, conferring a holder of a Class A ordinary share to one vote per share on any resolution tabled at the Company’s general meeting;

“Class B ordinary shares” means Class B ordinary shares in the share capital of the Company with a par value of US$0.00025 each, conferring a holder of a Class B ordinary share to three votes per share on any resolution tabled at the Company’s general meeting;

“Companies Ordinance” means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

“Companies (Winding Up and Miscellaneous Provisions) Ordinance” means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

“Conditions” means the conditions precedent set out in Clause 2.1;

“Conditions Precedent Documents” means the documents listed in Parts A and B of Schedule 3;

“Covered Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

“Contracts (Rights of Third Parties) Ordinance” means the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong), as amended or supplemented from time to time;

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable;

“Directors” means the directors of the Company whose names are set out in the section headed “Directors and Senior Management” of the Hong Kong Prospectus;

“Encumbrance” means any mortgage, charge, pledge, lien or other security interest or any option, restriction, right of first refusal, right of pre-emption or other third party claim, right, interest or preference or any other encumbrance of any kind;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time;

“Extreme Conditions” means any extreme conditions or events, the occurrence of which causes interruption to ordinary course of business operations in Hong Kong and/or that may affect the Price Determination Date or the Listing Date;

“Final Prospectus” means the Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Offer Shares in the form first used to confirm sales of the Offer Shares (or in the form first made available to the International Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act);

“Formal Notice” means the press announcement in agreed form to be issued in connection with the Hong Kong Public Offering pursuant to the Listing Rules;

“General Disclosure Package” has the meaning given to it in Schedule 2;

“Global Offering” means the Hong Kong Public Offering and the International Offering;

“Governmental Authority” means any administrative, governmental or regulatory commission, board, body, authority or agency, or any stock exchange, self-regulatory organization or other non-governmental regulatory authority, or any court, tribunal or arbitrator, in each case whether national, central, federal, provincial, state, regional, municipal, local, domestic or foreign;

“Group” means the Company and all of its consolidated Subsidiaries and its affiliated consolidated entities, including its variable interest entity and its subsidiaries, from time to time, and the expression “member of the Group” shall be construed accordingly;

“HK$” or “Hong Kong dollars” means Hong Kong dollars, the lawful currency of Hong Kong;

“HKSCC” means Hong Kong Securities Clearing Company Limited;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Hong Kong Offer Shares” means 1,100,000 new Class A ordinary shares being initially offered by the Company under the Hong Kong Public Offering, subject to adjustment and reallocation as provided in Clauses 2.6, 4.11 and 4.12, as applicable;

“Hong Kong Prospectus” means the prospectus in agreed form, relating to the Hong Kong Public Offering, to be issued by the Company;

“Hong Kong Prospectus Date” means the date of issue of the Hong Kong Prospectus, which is expected to be on or around November 26, 2021;

“Hong Kong Public Offering” means the offering and sale of the Hong Kong Offer Shares to the public in Hong Kong upon and subject to the terms and conditions of this Agreement and the Hong Kong Public Offering Documents;

“Hong Kong Public Offering Applications” means applications to purchase Hong Kong Offer Shares made online through the White Form eIPO service at www.eipo.com.hk, or through CCASS EIPO service to electronically cause HKSCC Nominees Limited to apply on an applicant’s behalf and otherwise made in compliance with the terms of the Hong Kong Public Offering Documents, including for the avoidance of doubt Hong Kong Underwriter’s Applications;

“Hong Kong Public Offering Documents” means the Hong Kong Prospectus and the Application Forms;

“Hong Kong Public Offering Over-Subscription” has the meaning ascribed to it in Clause 4.11;

“Hong Kong Public Offering Under-Subscription” has the meaning ascribed to it in Clause 4.6;

“Hong Kong Registrar” means Computershare Hong Kong Investor Services Limited;

“Hong Kong Public Offering Underwriting Commitment” means, in relation to any Hong Kong Underwriter, the number of Hong Kong Offer Shares which such Hong Kong Underwriter has agreed to procure applications to purchase, or failing which itself as principal apply to purchase, pursuant to the terms of this Agreement, being such number calculated by applying the percentage set forth opposite the name of such Hong Kong Underwriter in Schedule 1 to the aggregate number of Hong Kong Offer Shares determined after taking into account any reduction pursuant to Clause 2.6 and 4.12, as applicable, but not in any event exceeding the maximum number of Hong Kong Offer Shares as shown opposite the name of such Hong Kong Underwriter in Schedule 1;

“Hong Kong Underwriter’s Application” means, in relation to any Hong Kong Underwriter, a Hong Kong Public Offering Application made or procured to be made by such Hong Kong Underwriter as provided in Clause 4.7 which is applied to reduce the Hong Kong Public Offering Underwriting Commitment of such Hong Kong Underwriter pursuant to Clause 4.7;

“Industry Consultant” means China Insights Consultancy Limited, the industry consultant for the Company;

“Internal Controls Consultant” means PricewaterhouseCoopers Business Consulting (Shanghai) Co. Ltd , the internal controls consultant for the Company;

“International Offer Price” means the final price per Share (exclusive of the Brokerage, the Trading Fee and the Transaction Levy) at which the International Offer Shares are to be purchased under the Global Offering;

“International Offer Shares” means 9,900,000 Class A ordinary shares initially proposed to be offered by the Company and the Selling Shareholder for purchase by, or by purchasers procured by, the International Underwriters under the International Offering, subject to adjustment and reallocation in accordance with the International Underwriting Agreement, together with the Option Shares;

“International Offering” means the proposed offering and sale by the Company and the Selling Shareholder through the International Underwriters or their respective affiliates of the International Offer Shares in the United States under the International Underwriting Agreement and pursuant to an “automatic shelf registration statement” as defined under Rule 405 under the Securities Act on Form F-3 and outside the United States in offshore transactions, upon and subject to the terms and conditions of the International Underwriting Agreement;

“International Offering Documents” means the Registration Statement, the Preliminary Prospectus, the Final Prospectus and the General Disclosure Package;

“International Offering Underwriting Commitment” means, in relation to any International Underwriter, the number of International Offer Shares in respect of which such International Underwriter has agreed to purchase or procure investors to purchase pursuant to the terms of the International Underwriting Agreement, subject to adjustment and reallocation in accordance with the International Underwriting Agreement and subject to the Over-Allotment Option;

“International Underwriters” means the persons named as such in the International Underwriting Agreement;

“International Underwriting Agreement” means the international underwriting agreement relating to the International Offering to be entered into between, among others, the Company, the Selling Shareholder, the Joint Representatives, the Joint Global Coordinators and the International Underwriters;

“Investor Presentation Materials” means all information, materials and documents issued, given or presented in any of the investor presentations and/or roadshow presentations conducted by or on behalf of the Company and/or the Selling Shareholder in connection with the Global Offering and all information, materials and documents issued, given or presented in any of the investor presentations and/or non-deal roadshow presentations conducted by or on behalf of the Company not in connection with the Global Offering;

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, relating to the International Offer Shares in the form filed or required to be filed with the SEC or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) under the Securities Act;

“Joint Bookrunners” means GS, Credit Suisse, CLSA; CICC; Nomura International (Hong Kong) Limited; Deutsche Bank AG, Hong Kong Branch, Haitong International Securities Company Limited, Haitong International Securities Company Limited; Huatai Financial Holdings (Hong Kong) Limited, Valuable Capital Limited, ABCI Capital Limited, CMBC Securities Company Limited and CMB International Capital Limited;

“Joint Global Coordinators” means GS, Credit Suisse, CLSA; CICC; Nomura International (Hong Kong) Limited and Deutsche Bank;

“Joint Lead Managers” means GS, Credit Suisse, CLSA and CICC; Nomura International (Hong Kong) Limited; Deutsche Bank AG, Hong Kong Branch, Haitong International Securities Company Limited, Haitong International Securities Company Limited; Huatai Financial Holdings (Hong Kong) Limited, Valuable Capital Limited, ABCI Securities Company Limited, CMBC Securities Company Limited and CMB International Capital Limited;

“Joint Representatives” means GS, Credit Suisse, CLSA and CICC;

“Joint Sponsors” means GS, Credit Suisse, CLSA CM and CICC;

“Laws” means any and all international, national, central, federal, provincial, state, regional, municipal, local, domestic or foreign laws (including, without limitation, any common law or case law), statutes, ordinances, legal codes, resolutions, regulations or rules (including, without limitation, any sanctions and all regulations, rules, orders, judgments, decrees, rulings (including the Listing Rules), opinions, guidelines, measures, notices or circulars (in each case, whether formally published or not and to the extent mandatory or, if not complied with, the basis for legal, administrative, regulatory or judicial consequences) of any Authority);

“Listing Committee” means the listing committee of the SEHK;

“Listing Date” means the first day on which the Shares commence trading on the Main Board of SEHK (which is expected to be on December 8, 2021) or such other date as the Company and the Joint Representatives may agree;

“Listing Rules” means The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and the listing decisions, guidelines, guidance letters and other requirements of the SEHK;

“Material Adverse Change” means a material adverse change, or any development involving a prospective material adverse change, in or affecting the assets, liabilities, business, general affairs, management, prospects, shareholders’ equity, profits, losses, results of operations, position or condition, financial or otherwise, or performance of the Company and the other members of the Group, taken as a whole;

“Nasdaq” means Nasdaq Global Select Market;

“Nominee” means CMB Wing Lung (Nominees) Limited ;

“Offer Shares” means the Hong Kong Offer Shares offered at the Public Offer Price and the International Offer Shares offered at the International Offer Price, each being offered under the Global Offering, together with any additional Class A ordinary shares to be issued and/or sold pursuant to the exercise of the Over-Allotment Option;

“Offering Documents” means the Hong Kong Public Offering Documents and the International Offering Documents and any other documents, materials or information made, issued, given, released, arising out of or used in connection with the contemplated offering and sale of the Offer Shares or otherwise in connection with the Global Offering, including, without limitation, any Investor Presentation Materials relating to the Offer Shares and, in each case, all amendments or supplements thereto, whether or not approved by the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or any of the Underwriters;

“Operative Documents” means the Stock Borrowing Agreement, the Price Determination Agreement, the Receiving Bank Agreement and the Registrar Agreement, including all amendments and supplements to any of them;

“Option Shares” means up to 1,650,000 additional Class A ordinary shares to be purchased by, or by investors procured by, the International Underwriters from the Selling Shareholder pursuant to the Over-Allotment Option;

“Over-Allotment Option” means the option to be granted under the International Underwriting Agreement by the Selling Shareholder to the International Underwriters, exercisable by the Joint Representatives on behalf of the International Underwriters, to severally purchase or procure investors to purchase from the Selling Shareholder all or a portion of the Option Shares as may be necessary to cover, among other things, over-allocations made in connection with the International Offering, on and subject to the terms of the International Underwriting Agreement;

“PHIP” means the post hearing information pack of the Company posted on the SEHK’s website at www.hkexnews.hk on November 18, 2021, including each amendment and supplement thereto posted on the SEHK’s website;

“PRC” means the People’s Republic of China, which for the purposes of this Agreement shall not include Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan;

“Preliminary Prospectus” shall have the meaning ascribed thereto in the International Underwriting Agreement;

“Price Determination Agreement” means the agreement in agreed form to be entered into between the Company and the Joint Representatives (for themselves and on behalf of the Underwriters) on the Price Determination Date to record the Public Offer Price and the International Offer Price;

“Price Determination Date” means the date on which the Public Offer Price and the International Offer Price are fixed for the purposes of the Global Offering;

“Public Offer Price” means the final price per Share (exclusive of the Brokerage, the Trading Fee and the Transaction Levy) at which the Hong Kong Offer Shares are to be purchased under the Global Offering;

“Receiving Bank” means CMB Wing Lung Bank Limited ;

“Receiving Bank Agreement” means the agreement dated November 25, 2021 entered into between the Company, the Receiving Bank, the Joint Sponsors, the Joint Representatives and the Nominee;

“Registrar Agreement” means the agreement dated November 26, 2021 entered into between the Company and the Hong Kong Registrar;

“Registration Statement” means the registration statement, which was filed with the SEC on Form F-3, relating to the Class A ordinary shares of the Company, including the Offer Shares, to be issued from time to time by the Company, as amended to the date of the International Underwriting Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to the Securities Act;

“Reporting Accountants” means PricewaterhouseCoopers, certified public accountants;

“RMB” or “Renminbi” means renminbi, the lawful currency of the PRC;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended from time to time;

“Securities and Futures Ordinance” means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), as amended from time to time;

“SEHK” or “Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“SFC” means the Securities and Futures Commission of Hong Kong;

“Shares” means the Class A ordinary shares and Class B ordinary shares in the share capital of the Company with a par value of US$0.00025 each, as the context so requires;

“Share Incentive Plans” means the share incentive plans of the Company, as further described in the section headed “Directors and Senior Management – Compensation – Share Incentive Plans” of the Hong Kong Prospectus;

“Stabilizing Manager” means GS;

“Stock Borrowing Agreement” means the stock borrowing agreement expected to be entered into on or around the Price Determination Date between WB HZGS Estate (Hong Kong) Limited and the Stabilizing Manager pursuant to which the Stabilizing Manager may borrow up to 1,650,000 Shares from WB HZGS Estate (Hong Kong) Limited to facilitate the settlement of over-allocations;

“Subsidiaries” means the subsidiaries of the Company within the meaning of the Listing Rules, and “Subsidiary” means any one of them;

“Taxation” or “Taxes” means all forms of taxation whenever created, imposed or arising and whether of the PRC, Hong Kong, Cayman Islands, the U.S. or of any other part of the world and, without prejudice to the generality of the foregoing, includes all forms of taxation on or relating to profits, salaries, interest and other forms of income, taxation on capital gains, sales and value added taxation, business tax, estate duty, death duty, capital duty, stamp duty, payroll taxation, withholding taxation, rates and other taxes or charges relating to property, customs and other import and excise duties, and generally any taxation, fee, assessment, duty, impost, levy, rate, charge or any amount payable to taxing, revenue, customs or fiscal Authorities whether of the PRC, Hong Kong, Cayman Islands, the U.S. or of any other part of the world, whether by way of actual assessment, loss of allowance, withholding, deduction or credit available for relief or otherwise, and including all interest, additions to tax, penalties or similar liabilities arising in respect of any taxation;

“Trading Fee” means the trading fee at the rate of 0.005% of the Public Offer Price in respect of the Hong Kong Offer Shares, or 0.005% of the International Offer Price in respect of the International Offer Shares (as the case may be), imposed by the SEHK;

“Transaction Levy” means the transaction levy at the rate of 0.0027% of the Public Offer Price in respect of the Hong Kong Offer Shares, or 0.0027% of the International Offer Price in respect of the International Offer Shares (as the case may be), imposed by the SFC;

“Underwriters” means the Hong Kong Underwriters and the International Underwriters;

“U.S.” and “United States” means the United States of America;

“US$” means United States dollars, the lawful currency of the United States;

“U.S. Person” has the meaning provided in Rule 902 of Regulation S of the Securities Act;

“U.S. Special Resolution Regime” means each of (i) the U.S. Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder;

“Verification Notes” means the verification notes relating to the Hong Kong Prospectus, copies of which have been signed and approved by, among others, the Directors;

“Warranties” means the representations, warranties and undertakings given by the Company and the Selling Shareholder under this Agreement;

“White Form eIPO Service” means the facility offered by the Company through the White Form eIPO Service Provider as the service provider designated by the Company allowing investors to apply electronically to purchase Offer Shares in the Hong Kong Public Offering on a website designated for such purpose, as provided for and disclosed in the Hong Kong Prospectus; and

“White Form eIPO Service Provider” means Computershare Hong Kong Investor Services Limited.

1.2	Headings: The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.3	Recitals and Schedules: The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and the Schedules.

1.4	References: Except where the context otherwise requires, in this Agreement:

1.4.1	references to any statute or statutory provisions, or rules or regulations (whether or not having the force of law), shall be construed as references to the same as amended, varied, modified, consolidated, re-enacted and/or replaced from time to time (whether before or after the date of this Agreement) and to any subordinate legislation made under such statutes or statutory provisions;

1.4.2	references to an “affiliate”, in relation to any person, shall be to any other person which directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such person; for the purposes of the foregoing, “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “controlled by” and “under common control with” shall be construed accordingly;

1.4.3	references to “Clauses”, “Recitals” and “Schedules” are to clauses of and recitals and schedules to this Agreement;

1.4.4	the terms “herein”, “hereof”, “hereto”, “hereinafter” and similar terms, shall in each case refer to this Agreement as a whole and not to any particular clause, paragraph, sentence, schedule or other subdivision of this Agreement;

1.4.5	the term “or,” is not exclusive;

1.4.6	references to “persons” shall include any individual, firm, company, bodies corporate, government, state or agency of a state or any joint venture, unincorporated associations and partnerships (whether or not having separate legal personality);

1.4.7	the terms “purchase” and “purchaser”, when used in relation to the Offer Shares, shall include, respectively, a subscription for the Offer Shares and a subscriber for the Offer Shares;

1.4.8	the terms “sell” and “sale”, when used in relation to the Offer Shares, shall include an allotment or issuance of the Offer Shares by the Company;

1.4.9	references to a “subsidiary” or “holding company” shall be to the same as defined in Part 1 Division 4 of the Companies Ordinance;

1.4.10	references to a document being “in agreed form” shall mean in the form of the draft thereof agreed in writing between the Company, the Joint Sponsors and the Joint Representatives;

1.4.11	references to a “certified true copy” means a copy certified as a true copy by a Director or the secretary of the Company or the legal counsel to the Company;

1.4.12	references to writing shall include any mode of reproducing words in a legible and non-transitory form;

1.4.13	references to times of day and dates are to Hong Kong times and dates, respectively;

1.4.14	references to one gender shall include the other genders; and

1.4.15	references to the singular shall include the plural and vice versa.

2	CONDITIONS

2.1	Conditions precedent: The obligations of the Hong Kong Underwriters under this Agreement are conditional on the following conditions precedent being satisfied, or where applicable, waived:

2.1.1	the Joint Sponsors and the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters and the International Underwriters, as the case may be) receiving from the Company and/or the Selling Shareholder all Conditions Precedent Documents as set out in Part A of Schedule 3 and Part B of Schedule 3, in form and substance satisfactory to the Joint Sponsors and the Joint Representatives, not later than 8:00 p.m. on the Business Day immediately before the Hong Kong Prospectus Date and 8:00 p.m. on the Business Day immediately before the Listing Date, respectively;

2.1.2	the issue by the SEHK of a certificate of authorization of registration in respect of the Hong Kong Prospectus and the Application Forms and the registration by the Registrar of Companies in Hong Kong of one copy of each of the Hong Kong Prospectus and the Application Forms, duly certified by two Directors (or by their attorneys duly authorized in writing) as having been approved by resolutions of the board of directors of the Company and having attached thereto all necessary consents and documents required by section 342C (subject to any certificate of exemption granted pursuant to section 342A) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance, not later than 5:00 p.m. on the Business Day before the Hong Kong Prospectus Date;

2.1.3	Admission having occurred and become effective (either unconditionally or subject only to allotment and issue of the relevant Offer Shares, dispatch or availability for collection of share certificates in respect of the Offer Shares and/or such other conditions as may be acceptable to the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters)) on or before the Listing Date (or such later date as the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters) may agree in writing) and Admission not subsequently having been withdrawn, revoked or withheld prior to the commencement of trading of the Class A ordinary shares on the SEHK;

2.1.4	admission into CCASS in respect of the Class A ordinary shares having occurred and become effective (either unconditionally or subject only to allotment and issue of the relevant Offer Shares, dispatch or availability for collection of share certificates in respect of the Offer Shares and/or such other conditions as may be acceptable to the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters)) on or before the Listing Date (or such later date as the Joint Representatives may (for themselves and on behalf of the Hong Kong Underwriters) agree in writing);

2.1.5	the Public Offer Price and the International Offer Price having been fixed, and the Price Determination Agreement having been duly executed by the Company and the Joint Representatives (for themselves and on behalf of the Underwriters), on the Price Determination Date in accordance with Clause 2.5 and such agreement not subsequently having been terminated;

2.1.6	the execution and delivery of the International Underwriting Agreement and the Stock Borrowing Agreement by the parties thereto on or before the Price Determination Date and such agreements not subsequently having been terminated, the obligations of the International Underwriters under the International Underwriting Agreement having become unconditional in accordance with its terms, save for the condition therein relating to the obligations of the Hong Kong Underwriters under this Agreement (and any condition for this Agreement to become unconditional), and the International Underwriting Agreement not having been terminated in accordance with its terms or otherwise, prior to 8:00 a.m. on the Listing Date;

2.1.7	the Warranties being true, accurate, not misleading and not breached on and as of the date of this Agreement and the dates and times on which they are deemed to be repeated under this Agreement (as though they had been given and made on such dates and times by reference to the facts and circumstances then subsisting);

2.1.8	the Company having complied with this Agreement and satisfied all the obligations and conditions on its part under this Agreement to be performed or satisfied (or otherwise waived in accordance with the terms stated herein) on or prior to the respective times and dates by which such obligations must be performed or such conditions must be met, as the case may be; and

2.1.9	the Company having obtained from or made to (as the case may be) the relevant Authorities all applicable Approvals and Filings in connection with the Global Offering, including that all the waivers and/or exemptions stated in the Hong Kong Prospectus to be granted by the Stock Exchange or the SFC are granted, and all such Approvals and Filings are not otherwise been revoked, withdrawn, amended or invalidated prior to 8.00 am on the Listing Date.

2.2	Procure fulfilment: Each of the Company and the Selling Shareholder undertakes to the Hong Kong Underwriters to procure the fulfilment of the Conditions on or before the relevant time or date specified therefor and, in particular, shall furnish such information, supply such documents, pay such fees, give such undertakings and do all acts and things as may be required by the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters), the Joint Sponsors, the SEHK, the SFC and the Registrar of Companies in Hong Kong for the purposes of or in connection with the listing of the Class A ordinary shares on the Main Board of the Stock Exchange and the fulfilment of such Conditions.

2.3	Extension: The Joint Sponsors and the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters) shall have the right, in their sole and absolute discretion, on or before the last day on which each of the Conditions is required to be fulfilled, either:

2.3.1	to extend the deadline for the fulfilment of any Condition by such number of days/hours and/or in such manner as the Joint Sponsors and the Joint Representatives may determine (in which case the Joint Sponsors and the Joint Representatives shall be entitled to extend the other dates or deadlines referred to in this Agreement in such manner as they deem appropriate, provided that no extension shall be made beyond December 28, 2021 and any such extension and the new timetable shall be notified by the Joint Sponsors and the Joint Representatives to the other parties to this Agreement as soon as practicable after any such extension is made); or

2.3.2	in respect of the Condition set out in Clause 2.1.1, to waive or modify (in whole or in part and with or without condition(s) attached) such Condition.

2.4	Conditions not satisfied: Without prejudice to Clause 2.3, if any of the Conditions shall not have been fulfilled in accordance with the terms hereof on or before the date or time specified therefor without any subsequent extension of time or waiver or modification in accordance with the terms hereof, this Agreement shall terminate with immediate effect and the provisions of Clause 11.2 shall apply.

2.5	Determination of Public Offer Price and the International Offer Price: The Company and the Joint Representatives (for themselves and on behalf of the Underwriters) shall meet or otherwise communicate as soon as reasonably practicable, after the book-building process in respect of the International Offering has been completed, with a view to agreeing the price at which the Hong Kong Offer Shares and the International Offer Shares will be offered pursuant to the Global Offering. The Company and the Joint Representatives may agree on the price at which the International Offer Shares will be offered at a level higher than that of the Hong Kong Offer if (a) the Hong Kong dollar equivalent of the closing trading price of the ADSs on Nasdaq on the last trading day on or before the Price Determination Date (on a per-Share converted basis) were to exceed the maximum Public Offer Price as stated in the Hong Kong Prospectus and/or (b) the Company and the Joint Representatives believe that it is in the best interest of the Company as a listed company to set the International Offer Price at a level higher than the maximum Public Offer Price based on the level of interest expressed by professional and institutional investors during the bookbuilding process. If the International Offer Price is set at or lower than the maximum Public Offer Price, the Public Offer Price must be set at such price which is equal to the International Offer Price. In no circumstances will the Public Offer Price be set above the maximum Public Offer Price as stated in the Hong Kong Prospectus or the International Offer Price. If the Company and the Joint Representatives reach agreement on the said prices, which is expected to be agreed by December 2, 2021, 2021, then such agreed prices shall represent the International Offer Price and Public Offer Price for the purposes of the Global Offering and for this Agreement and the parties shall record the agreed price by executing the Price Determination Agreement. If no such agreement is reached and the Price Determination Agreement is not signed by December 3, 2021, 2021, and no extension is granted by the Joint Sponsors and the Joint Representatives pursuant to Clause 2.3, the provisions of Clause 2.4 shall apply. Each of the Hong Kong Underwriters (other than the Joint Representatives) hereby authorises the Joint Representatives to negotiate and agree on its behalf the Offer Price and to execute and deliver the Price Determination Agreement on its behalf with such variations, if any, as in the sole and absolute judgement of the Joint Representatives may be necessary or desirable and further agree that it will be bound by all the terms of the Price Determination Agreement as executed.

2.6	Reduction of number of Offer Shares: The Joint Representatives (for themselves and on behalf of the Underwriters) may, where considered appropriate, based on the level of interest expressed by prospective investors during the book-building process in respect of the International Offering, and with the consent of the Company, reduce the number of Offer Shares initially offered in the Global Offering at any time prior to the morning of the Acceptance Date, in which event the Company shall, as soon as practicable following the decision to make such reduction and, in any event, not later than the morning of the Acceptance Date, cause a notice of the reduction in the number of Offer Shares initially offered in the Global Offering to be published on the website of the Company at http://ir.weibo.com and the website of the Stock Exchange at www.hkexnews.hk and comply with the Laws applicable to that reduction. Upon issue of such a notice, the revised number of Offer Shares will be final and conclusive. Such notice will also include confirmation or revision, as appropriate, of the use of proceeds of the Global Offering, the Global Offering statistics as currently set out in the Hong Kong Prospectus, and any other financial information which may change materially as a result of such reduction. If the number of Offer Shares is reduced, applicants under the Hong Kong Public Offering will be entitled to withdraw their applications, unless positive confirmations from the applicants to proceed are received.

2.7	No waiver in certain circumstances. The Joint Representative’s consent to or knowledge of any amendments / supplements to the Offering Documents subsequent to their respective issue or distribution will not (i) constitute a waiver of any of the Conditions; or (ii) result in any loss of their or the Hong Kong Underwriters’ rights to terminate this Agreement.

3	APPOINTMENTS

3.1	Joint representatives, joint global coordinators, joint bookrunners and joint lead managers: Each of the Company and the Selling Shareholder hereby confirms and acknowledges its appointment, to the exclusion of all others, of (a) the Joint Representatives as the joint representatives of the Global Offering, and each of the Joint Representatives, relying on the Warranties and subject as hereinafter mentioned, hereby confirms and acknowledges its acceptance of such appointment; (b) the Joint Global Coordinators as the joint global coordinators of the Global Offering, and each of the Joint Global Coordinators, relying on the Warranties and subject as hereinafter mentioned, hereby confirms and acknowledges its acceptance of such appointment; (c) the Joint Bookrunners as the joint bookrunners of the Global Offering, and each of the Joint Bookrunners, relying on the Warranties and subject as hereinafter mentioned, hereby confirms and acknowledges its acceptance of such appointment; and (d) the Joint Lead Managers as the joint lead managers of the Global Offering, and each of the Joint Lead Managers, relying on the Warranties and subject as hereinafter mentioned, hereby confirms and acknowledges its acceptance of such appointment.

3.2	Joint Sponsors: The Company hereby confirms and acknowledges its appointment, to the exclusion of all others, of the Joint Sponsors to act as the joint sponsors of the Company in relation to its application for Admission. The Joint Sponsors, relying on the Warranties and subject as hereinafter mentioned, hereby confirms its acceptance of such appointment.

3.3	Hong Kong underwriters: The Company hereby appoints the Hong Kong Underwriters, to the exclusion of all others, to underwrite the Hong Kong Public Offering, and the Hong Kong Underwriters, relying on the Warranties, severally (and not jointly or jointly and severally) accept such appointment, upon and subject to the terms and conditions of this Agreement.

3.4	Delegation: Each appointment referred to in Clauses 3.1 to 3.3 is made on the basis, and on terms, that each appointee is irrevocably authorized to delegate all or any of its relevant rights, duties, powers and discretions in such manner and on such terms as it thinks fit (with or without formality and without prior notice of any such delegation being required to be given to the Company) to any one or more of its affiliates or any other person, provided that the appointee shall remain responsible for all acts and omissions of its delegates.

3.5	Conferment of authority: Each of the Company and the Selling Shareholder hereby confirms that the foregoing appointments under Clauses 3.1 to 3.3 (as the case may be) confer on each of the appointees and their respective delegates under Clause 3.4 all rights, powers, authorities and discretions on behalf of the Company which are necessary for, or incidental to, the performance of such appointee’s roles as a sponsor, representative, global coordinator, lead manager, bookrunner or Hong Kong Underwriter (as the case may be) and hereby agrees to ratify and confirm everything each such appointee or each such delegate has done or shall do within the scope of such appointments or in the exercise of such rights, powers, authorities and discretions. Each of the Company and the Selling Shareholder undertakes with the Joint Sponsors, Joint Global Coordinators, Joint Bookrunners, Joint Lead Managers and the Hong Kong Underwriters that it will procure that there is no offer, sale or distribution of the Hong Kong Offer Shares otherwise than in accordance with and on the terms and conditions of the Hong Kong Public Offering Documents and this Agreement.

3.6	No fiduciary relationship: Each of the Company and the Selling Shareholder acknowledges and agrees that the Hong Kong Underwriters, in their roles as such, are acting solely as underwriters in connection with the Hong Kong Public Offering, the Joint Lead Managers, in their role as such, are acting solely as lead managers of the Global Offering, the Joint Bookrunners, in their role as such, are acting solely as bookrunners of the Global Offering, the Joint Representatives, in their role as such, are acting solely as representatives of the Global Offering, the Joint Global Coordinators, in their role as such, are acting solely as global coordinators of the Global Offering, and the Joint Sponsors, in its role as such, is acting solely as sponsors in connection with the listing of the Class A ordinary shares on the SEHK.

Each of the Company and the Selling Shareholder further acknowledges that the Hong Kong Underwriters, the Joint Lead Managers, the Joint Bookrunners, the Joint Representatives, the Joint Global Coordinators and the Joint Sponsors are acting pursuant to a contractual relationship with the Company and/or the Selling Shareholder entered into on an arm’s length basis, and in no event do the parties intend that the Hong Kong Underwriters, the Joint Lead Managers, the Joint Bookrunners, the Joint Representatives, the Joint Global Coordinators or the Joint Sponsors, as applicable, act or be responsible as a fiduciary or adviser to the Company and/or the Selling Shareholder, their respective directors, management, shareholders or creditors or any other person in connection with any activity that the Hong Kong Underwriters, the Joint Lead Managers, the Joint Bookrunners, the Joint Representatives the Joint Global Coordinators or the Joint Sponsors, as applicable, may undertake or have undertaken in furtherance of the Global Offering or the listing of the Class A ordinary shares on the SEHK, either before or after the date hereof.

Each of the Hong Kong Underwriters, the Joint Lead Managers, the Joint Bookrunners, the Joint Representatives, the Joint Global Coordinators and the Joint Sponsors hereby expressly for itself and for its delegates disclaims any fiduciary or advisory or similar obligations to the Company and/or the Selling Shareholder, either in connection with the transactions contemplated by this Agreement or otherwise by the Global Offering or the listing of the Class A ordinary shares on the SEHK or any process or matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect. Each of the Company and the Selling Shareholder, on the one hand, and the Hong Kong Underwriters, the Joint Lead Managers, the Joint Bookrunners, the Joint Representatives, the Joint Global Coordinators or the Joint Sponsors, as applicable, on the other hand, agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Hong Kong Underwriters, the Joint Lead Managers, the Joint Bookrunners, the Joint Representatives, the Joint Global Coordinators or the Joint Sponsors, as applicable, to the Company and/or the Selling Shareholder regarding such transactions, including, but not limited to, any opinions or views with respect to the price or market for the Shares, do not constitute advice or recommendations to the Company and/or the Selling Shareholder. None of the Hong Kong Underwriters, the Joint Lead Managers, the Joint Bookrunners, the Joint Representatives, the Joint Global Coordinators or the Joint Sponsors is advising the Company and/or the Selling Shareholder as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and the Company must consult its own advisers concerning such matters. The Hong Kong Underwriters, the Joint Lead Managers, the Joint Bookrunners, the Joint Representatives, the Joint Global Coordinators and the Joint Sponsors will have no responsibility or liability to the Company and/or the Selling Shareholder with respect thereto.

Each of the Company and the Selling Shareholder, on the one hand, and the Hong Kong Underwriters, the Joint Lead Managers, the Joint Bookrunners, the Joint Representatives, the Joint Sponsors or the Joint Global Coordinators, as applicable, on the other hand, agree that the Hong Kong Underwriters, the Joint Lead Managers, the Joint Bookrunners, the Joint Representatives, the Joint Global Coordinators or the Joint Sponsors, as applicable, in their respective roles as such and with respect to transactions carried out at the request of and for the Company and/or the Selling Shareholder pursuant to their respective appointments as such, are acting as principal and not the agent or fiduciary of the Company and/or the Selling Shareholder (except and solely, with respect to the Joint Representatives, for the limited purposes of arranging payment on behalf of the Company of the Trading Fee and the Transaction Levy as set forth in Clause 5.4 hereof, and with respect to the Hong Kong Underwriters, for the limited purposes of procuring applications to purchase Unsold Hong Kong Offer Shares as set forth in Clause 4.6 hereof) nor the fiduciary or adviser of the Company and/or the Selling Shareholder, and none of the Hong Kong Underwriters, the Joint Lead Managers, the Joint Bookrunners, the Joint Representatives, the Joint Global Coordinators and the Joint Sponsors has assumed, and will assume, any fiduciary or advisory or similar responsibility in favor of the Company and/or the Selling Shareholder with respect to the transactions contemplated by this Agreement or otherwise by the Global Offering or the listing of the Class A ordinary shares on the SEHK or any process or matters leading up to such transactions (irrespective of whether any of the Hong Kong Underwriters, the Joint Lead Managers, the Joint Bookrunners, the Joint Representatives the Joint Global Coordinators and the Joint Sponsors has advised or is currently advising the Company and/or the Selling Shareholder on other matters).

Each of the Company and the Selling Shareholder hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Hong Kong Underwriters, the Joint Lead Managers, the Joint Bookrunners, the Joint Representatives, the Joint Global Coordinators and the Joint Sponsors with respect to any breach or alleged breach of any fiduciary, advisory or similar duty to the Company and/or the Selling Shareholder in connection with the transactions contemplated by this Agreement or otherwise by the Global Offering or the listing of the Class A ordinary shares on the SEHK or any process or matters leading up to such transactions.

3.7	No liability for Public Offer Price, International Offer Price and Offering Documents: Notwithstanding anything contained in this Agreement, none of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters and the other Indemnified Parties (as defined in Clause 12.1 hereof) shall have any liability whatsoever to the Company, the Selling Shareholder or any other person in respect of the following matters (it being acknowledged by the parties that the Company is solely responsible in this regard):

3.7.1	any alleged insufficiency of the Public Offer Price, the International Offer Price or any dealing price of the Offer Shares; and

3.7.2	any of the matters referred to in Clauses 12.1.1 to 12.1.2 ,

and, notwithstanding anything contained in Clause 12, each Indemnified Party shall be entitled pursuant to the indemnities contained in Clause 12 to recover any Loss (as defined in Clause 12.1) incurred or suffered or made as a result of or in connection with any of the foregoing matters.

3.8	Several obligations: Any transaction carried out by any of the appointees pursuant to its appointment under Clauses 3.1 to 3.3, as applicable, or by any of the delegates under Clause 3.4 of such appointee (other than a purchase of any Hong Kong Offer Shares by such appointee as principal and any stabilization activity) shall constitute a transaction carried out at the request of and for the Company and/or the Selling Shareholder and not on account of or for any of the other appointees under Clauses 3.1 to 3.3 or their respective delegates under Clause 3.4. The obligations of the appointees hereunder are several (and not joint or joint and several). None of the appointees under Clauses 3.1 to 3.3 will be liable for any failure on the part of any of the other appointees to perform their respective obligations under this Agreement and no such failure shall affect the right of any of the other appointees to enforce the terms of this Agreement. Notwithstanding the foregoing, each of the appointees under Clauses 3.1 to 3.3 shall be entitled to enforce any or all of its rights under this Agreement either alone or jointly with the other appointees.

3.9	Sub-underwriting: The Hong Kong Underwriters shall be entitled to enter into sub-underwriting agreements in respect of any part of their respective Hong Kong Public Offering Underwriting Commitments, provided that no Hong Kong Underwriter shall offer or sell any Hong Kong Offer Shares in connection with any such sub-underwriting arrangements to any person in respect of whom such offer or sale would be in contravention of the Listing Rules, applicable Laws or any selling restrictions set out in any of the Offering Documents. All sub-underwriting commission shall be borne by the relevant Hong Kong Underwriter and shall not be for the account of the Company.

4	THE HONG KONG PUBLIC OFFERING

4.1	Hong Kong Public Offering: The Company shall offer and sell the Hong Kong Offer Shares upon and subject to the terms and conditions set out in the Hong Kong Public Offering Documents and this Agreement. Subject to the registration of the Hong Kong Prospectus and the Application Forms by the Company or counsel for the Company on the Company’s behalf, the Joint Sponsors shall arrange for and the Company shall cause the Hong Kong Prospectus, the Application Forms and the Formal Notice to be published on the official website of the SEHK and the website of the Company at http://ir.weibo.com and, in relation to the Formal Notice, in the newspapers on the day(s) specified in Schedule 5 (or such other publication(s) and/or day(s)) as may be agreed by the Company and the Joint Sponsors).

4.2	Receiving Bank and Nominee: The Company has appointed the Receiving Bank to receive applications and application monies under the Hong Kong Public Offering and has appointed the Nominee to hold the application monies received by the Receiving Bank under the Hong Kong Public Offering, in each case upon and subject to terms and the conditions contained in the Receiving Bank Agreement. The Company shall procure (i) each of the Receiving Bank and the Nominee to do all such acts and things as may be reasonably required to be done by it in connection with the Hong Kong Public Offering and its associated transactions and (ii) the Nominee to undertake to hold and deal with such application monies upon and subject to the terms and conditions contained in the Receiving Bank Agreement.

4.3	Hong Kong Registrar and White Form eIPO Service: The Company has appointed the Hong Kong Registrar to provide services in connection with the processing of the Hong Kong Public Offering Applications and the provision of the White Form eIPO Service upon and subject to the terms and conditions of the Registrar Agreement. The Company undertakes with the Hong Kong Underwriters to procure that the Hong Kong Registrar shall do all such acts and things as may be reasonably required to be done by it in connection with the Hong Kong Public Offering and its associated transactions.

4.4	Application Lists: Subject as mentioned below, the Application Lists will open at 11:45 a.m. on the Acceptance Date and will close at 12:00 noon on the same day, provided that in the event of a tropical cyclone warning signal number 8 or above or a “black” rainstorm warning signal or Extreme Conditions being in force in Hong Kong at any time between 9:00 a.m. and 12:00 noon on that day, then the Application Lists will open at 11:45 a.m. and close at 12:00 noon on the next Business Day on which no such signal or Extreme Conditions remains in force in Hong Kong at any time between 9:00 a.m. and 12:00 noon. All references in this Agreement to the time of opening and closing of the Application Lists shall be construed accordingly.

4.5	Basis of allocation: The Company agrees that the Joint Sponsors (together with the Joint Representatives) shall have the exclusive right, in their sole and absolute discretion, upon and subject to the terms and conditions of the Hong Kong Public Offering Documents and this Agreement, to reject or accept in whole or in part any Hong Kong Public Offering Application and, where the number of Hong Kong Offer Shares being applied for exceeds the total number of the Hong Kong Offer Shares, to determine the basis of allocation of the Hong Kong Offer Shares.

The Company shall, and shall procure that the Receiving Bank and the Hong Kong Registrar shall, as soon as practicable after the close of the Application Lists, provide the Joint Sponsors and the Joint Representatives with such information, calculations and assistance as the Joint Sponsors and the Joint Representatives may require for the purposes of determining, inter alia:

4.5.1	in the event of a Hong Kong Public Offering Under-Subscription, the number of Hong Kong Offer Shares which have not been applied for pursuant to Accepted Hong Kong Public Offering Applications; or

4.5.2	in the event of a Hong Kong Public Offering Over-Subscription, the number of times by which the number of Hong Kong Offer Shares which have been applied for pursuant to Accepted Hong Kong Public Offering Applications exceeds the total number of Hong Kong Offer Shares initially available under the Hong Kong Public Offering; and

4.5.3	the level of acceptances and the basis of allocation of the Hong Kong Offer Shares.

4.6	Several underwriting commitments: Upon and subject to the terms and conditions of this Agreement and in reliance upon the Warranties, if and to the extent that by 12:00 noon on the Acceptance Date there shall remain any Hong Kong Offer Shares which have not been applied for pursuant to Accepted Hong Kong Public Offering Applications (a “Hong Kong Public Offering Under-Subscription”), the Hong Kong Underwriters (other than any Hong Kong Underwriter whose Hong Kong Public Offering Underwriting Commitment has been reduced by the Hong Kong Underwriter’s Applications of such Hong Kong Underwriter to zero pursuant to the provisions of Clause 4.7) shall, subject as provided in Clauses 4.10 and 4.12, procure applications to purchase, or failing which themselves as principals apply to purchase, the number of Hong Kong Offer Shares remaining available as a result of the Hong Kong Public Offering Under-Subscription (the “Unsold Hong Kong Offer Shares”) in accordance with the terms and conditions set out in the Hong Kong Public Offering Documents (other than as to the deadline for making the application), provided that:

4.6.1	the obligations of the Hong Kong Underwriters with respect to the Unsold Hong Kong Offer Shares under this Clause 4.6 shall be several (and not joint or joint and several);

4.6.2	the number of Unsold Hong Kong Offer Shares which each Hong Kong Underwriter is obligated to apply to purchase or procure applications to purchase under this Clause 4.6 shall be calculated by applying the formula below (but shall not in any event exceed the maximum number of Hong Kong Offer Shares as set forth opposite the name of such Hong Kong Underwriter in Schedule 1):

where in relation to such Hong Kong Underwriter:

N	is the number of Unsold Hong Kong Offer Shares which such Hong Kong Underwriter is obligated to apply to purchase or procure applications to purchase under this Clause 4.6, subject to such adjustment as the Joint Representatives may determine to avoid fractional shares;

T	is the total number of Unsold Hong Kong Offer Shares determined after taking into account any reduction pursuant to Clauses 4.10 and 4.12, as applicable;

C	is the Hong Kong Public Offering Underwriting Commitment of such Hong Kong Underwriter;

P	is the number of Hong Kong Offer Shares comprised in the Hong Kong Underwriter’s Applications of such Hong Kong Underwriter;

AC	is the aggregate number of Hong Kong Offer Shares determined after taking into account any reduction pursuant to Clauses 2.6 and 4.12, as applicable; and

AP	is the aggregate number of Hong Kong Offer Shares comprised in the Hong Kong Underwriter’s Applications of all the Hong Kong Underwriters; and

4.6.3	the obligations of the Hong Kong Underwriters determined pursuant to this Clause 4.6 may be rounded, as determined by the Joint Representatives in their sole and absolute discretion, to avoid fractions and odd lots. The determination of the Joint Representatives of the obligations of the Hong Kong Underwriters with respect to the Unsold Hong Kong Offer Shares under this Clause 4.6 shall be final and conclusive.

None of the Hong Kong Underwriters will be liable for any failure on the part of any of the other Hong Kong Underwriters to perform its obligations under this Clause 4.6 or otherwise under this Agreement. Notwithstanding the foregoing, each of the Hong Kong Underwriters shall be entitled to enforce any or all of its rights under this Agreement either alone or jointly with the other Hong Kong Underwriters.

4.7	Hong Kong Underwriters’ set-off: In relation to each Hong Kong Public Offering Application made or procured to be made by any of the Hong Kong Underwriters otherwise than pursuant to the provisions of Clause 4.9, the Hong Kong Public Offering Underwriting Commitment of such Hong Kong Underwriter shall, subject to the Application Form(s) having been marked or identified with the name of such Hong Kong Underwriter (or any sub-underwriter of such Hong Kong Underwriter) to the extent practicable and to such Hong Kong Public Offering Application having been accepted (whether in whole or in part) pursuant to the provisions of Clause 4.5 and thus becoming an Accepted Hong Kong Public Offering Application, be reduced pro tanto by the number of Hong Kong Offer Shares accepted pursuant to and comprised in such Accepted Hong Kong Public Offering Application until the Hong Kong Public Offering Underwriting Commitment of such Hong Kong Underwriter is reduced to zero. Detailed provisions relating to the set-off of the Hong Kong Public Offering Underwriting Commitment of a Hong Kong Underwriter are set out in Schedule 4.

4.8	Accepted Application Forms: The Company agrees that all duly completed and submitted Application Forms received prior to the closing of the Application Lists and accepted by the Joint Sponsors (together with the Joint Representatives) pursuant to Clause 4.5, either in whole or in part, will be accepted by the Company before calling upon the Hong Kong Underwriters or any of them to perform their obligations under Clause 4.6.

4.9	Applications and payment for Unsold Hong Kong Offer Shares: In the event of a Hong Kong Public Offering Under-Subscription, the Joint Representatives shall, subject to receiving the relevant information, calculations and assistance from the Receiving Bank and the Hong Kong Registrar pursuant to Clause 4.5.1, notify each of the Hong Kong Underwriters as soon as practicable and in any event by 5:00 p.m. on the first Business Day after the Acceptance Date of the number of Unsold Hong Kong Offer Shares to be taken up pursuant to Clause 4.6, and each of the Hong Kong Underwriters shall, as soon as practicable and in any event not later than 10:00 a.m. on the first Business Day after such notification and subject to the Conditions having been duly fulfilled or waived in accordance with the terms of this Agreement:

4.9.1	deliver to the Joint Sponsors and the Joint Representatives records for the duly completed Application Form(s) for such number of Unsold Hong Kong Offer Shares as fall to be taken up by it pursuant to Clause 4.6 specifying the names and addresses of the applicants and the number of Hong Kong Offer Shares to be allocated to each such applicant; and

4.9.2	pay, or procure to be paid, to the Nominee the aggregate amount payable on application in respect of the Public Offer Price for such number of Unsold Hong Kong Offer Shares as fall to be taken up by it pursuant to Clause 4.6 (which shall include all amounts on account of the Brokerage, the Trading Fee and the Transaction Levy in accordance with the terms of the Hong Kong Public Offering), and the Company shall, as soon as practicable and in no event later than 9:00 a.m. on December 7, 2021 (the date specified in the Hong Kong Prospectus for the dispatch of share certificates), duly allot and issue to the said applicants the Hong Kong Offer Shares to be taken up as aforesaid and procure the Hong Kong Registrar to duly issue and deliver valid share certificates in respect of such Hong Kong Offer Shares, in each case on the basis set out in Clause 5.1.

4.10	Power of the Joint Representatives to make applications: In the event of a Hong Kong Public Offering Under-Subscription, the Joint Representatives shall have the right (to be exercised at their sole and absolute discretion (either acting individually or together in such proportions as shall be agreed between themselves) and in relation to which they are under no obligation to exercise) to apply to purchase or procure applications to purchase (subject to and in accordance with this Agreement) all or any of the Unsold Hong Kong Offer Shares which any Hong Kong Underwriter is required to take up pursuant to Clause 4.6. Any application submitted or procured to be submitted by any of the Joint Representatives pursuant to this Clause 4.10 in respect of which payment is made mutatis mutandis in accordance with Clause 4.9 shall satisfy pro tanto the obligation of the relevant Hong Kong Underwriter under Clause 4.6 but shall not affect any agreement or arrangement among the Hong Kong Underwriters regarding the payment of underwriting commission.

4.11	Reallocation from the International Offering to the Hong Kong Public Offering: If the number of Hong Kong Offer Shares which are the subject of the Accepted Hong Kong Public Offering Applications exceeds the number of Hong Kong Offer Shares initially offered (a “Hong Kong Public Offering Over-Subscription”), then:

4.11.1	subject to any required reallocation as set forth below in Clause 4.11.2, the Joint Representatives, in their sole and absolute discretion, may (but shall have no obligation to) reallocate Offer Shares from the International Offering to the Hong Kong Public Offering and make available such reallocated Offer Shares as additional Hong Kong Offer Shares to satisfy Hong Kong Public Offering Applications. In the event of such reallocation, the number of Class A ordinary shares available under the International Offering and the respective International Offering Underwriting Commitments of the International Underwriters may be reduced in such manner and proportions as the Joint Representatives may in their sole and absolute discretion determine and the Hong Kong Underwriters will not be entitled to the underwriting commission referred to in Clause 6.1 in respect of the Offer Shares reallocated to the Hong Kong Public Offering; and

4.11.2	if the Hong Kong Public Offering Over-Subscription represents a subscription of (i) 10 times or more but less than 15 times, (ii) 15 times or more but less than 20 times, or (iii) 20 times or more, of the number of the Hong Kong Offer Shares initially available for subscription under the Hong Kong Public Offering, then Offer Shares shall be reallocated to the Hong Kong Public Offering from the International Offering so that the total number of Offer Shares available under the Hong Kong Public Offering shall be increased to 3,300,000, 4,400,000 and 5,500,000 Class A ordinary shares, respectively, representing approximately 30% (in the case of (i)), 40% (in the case of (ii)) or 50% (in the case of (iii)), respectively, of the total number of Offer Shares initially available under the Global Offering (before any exercise of the Over-Allotment Option).

In each of the above cases, the number of Offer Shares available under the International Offering and the respective International Offering Underwriting Commitments of the International Underwriters shall be reduced accordingly and the Hong Kong Underwriters will not be entitled to the underwriting commission referred to in Clause 6.1 in respect of the Offer Shares reallocated to the Hong Kong Public Offering.

4.12	Reallocation from the Hong Kong Public Offering to the International Offering: If a Hong Kong Public Offering Under-Subscription shall occur, the Joint Representatives, in their sole and absolute discretion, may (but shall have no obligation to) reallocate all or any of the Unsold Hong Kong Offer Shares from the Hong Kong Public Offering to the International Offering and make available such reallocated Offer Shares as additional International Offer Shares to satisfy demand under the International Offering. In the event of such reallocation, the number of Unsold Hong Kong Offer Shares and the respective Hong Kong Public Offering Underwriting Commitments of the Hong Kong Underwriters shall be reduced in such manner and proportions as the Joint Representatives may in their sole and absolute discretion determine. The Hong Kong Underwriters will not be entitled to the underwriting commission referred to in Clause 6.1 in respect of the Offer Shares reallocated to the International Offering.

4.13	Hong Kong Underwriters’ obligations cease: All obligations and liabilities of the Hong Kong Underwriters under this Agreement will cease and be fully discharged following payment by or on behalf of the Hong Kong Underwriters in accordance with Clause 4.9 or Clause 4.10 or upon a Hong Kong Public Offering Over-Subscription having occurred (save in respect of any antecedent breaches under this Agreement).

4.14	Implementation of the Hong Kong Public Offering: Without prejudice to the foregoing obligations, the Company undertakes with the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Joint Sponsors and the Hong Kong Underwriters to take such action and do (or procure to be done) all such other acts and things required to implement the Hong Kong Public Offering and to comply with all relevant requirements so as to enable the listing of, and permission to deal in, the Class A ordinary shares on the SEHK to be granted by the Listing Committee.

5	ALLOTMENT AND PAYMENT

5.1	Issue of Hong Kong Offer Shares: Upon receipt by the Hong Kong Registrar of the Application Forms for the Accepted Hong Kong Public Offering Applications, the Company shall as soon as practicable following announcement of the basis of allocation of the Hong Kong Offer Shares and in any event no later than 9:00 a.m. on December 7, 2021 (the date specified in the Hong Kong Prospectus for the dispatch of share certificates):

5.1.1	duly allot and issue, conditional upon the fulfilment of the Conditions (unless modified or waived in accordance with the terms of this Agreement), the Hong Kong Offer Shares in accordance with the relevant sections of the Hong Kong Public Offering Documents and this Agreement to the successful applicants and in the numbers specified by the Joint Representatives on terms that they rank pari passu in all respects with the existing issued Shares, including the right to rank in full for all distributions declared, paid or made by the Company after the time of their allotment, except for certain aspects described in the Hong Kong Prospectus, and that they will rank pari passu in all respects with the International Offer Shares;

5.1.2	procure that the names of the successful applicants (or, where appropriate, HKSCC Nominees Limited) shall be entered in the register of members of the Company accordingly (without payment of any registration fee); and

5.1.3	procure that share certificates in respect thereof (each in a form complying with the Listing Rules and in such number and denominations as directed by the Joint Representatives) shall be issued and dispatched, or delivered or released to successful applicants (or where appropriate, Hong Kong Securities Clearing Company Limited for immediate credit to such CCASS stock accounts as shall be notified by the Joint Representatives to the Company for such purpose), or made available for collection (as applicable) as provided for in the Hong Kong Public Offering Documents and this Agreement.

5.2	Payment to the Company: The application monies received in respect of Hong Kong Public Offering Applications and held by the Nominee will be paid in Hong Kong dollars to the Company on the Listing Date (subject to and in accordance with the provisions of the Receiving Bank Agreement and this Agreement) upon the Nominee receiving written confirmation from the Joint Representatives that the Conditions have been fulfilled or waived and that share certificates have been dispatched to successful applicants of the Hong Kong Offer Shares (or to HKSCC Nominees Limited, as the case may be) by wire transfer to such account or accounts in Hong Kong specified by the Company and notified to the Joint Representatives in writing as soon as practicable after the signing of this Agreement but, in any event, by no later than December 2, 2021) in immediately available funds, provided, however, that the Joint Representatives are hereby irrevocably and unconditionally authorized by the Company to direct the Nominee (prior to payment of the application monies to the Company on and at the date and time as aforesaid) to deduct from such application monies and pay to the Joint Representatives (and where a person other than the Joint Representatives is entitled to any amount so deducted, such amount will be received by the Joint Representatives on behalf of such person) all amounts payable by the Company pursuant to Clause 6.

The net amount payable to the Company pursuant to this Clause 5.2 will (for the avoidance of doubt and if applicable) be calculated after allowing for entitlements of successful applicants under the Hong Kong Public Offering to refunds of application monies if and to the extent that the Public Offer Price shall be determined at below the maximum Public Offer Price per Hong Kong Offer Share to be disclosed in the Prospectus.

5.3	Brokerage, Trading Fee and Transaction Levy for applicants: The Joint Representatives will, on behalf of the Hong Kong Underwriters, arrange for the payment by the Nominee on behalf of all successful applicants under the Hong Kong Public Offering to the persons entitled thereto of the Brokerage, the Trading Fee and the Transaction Levy in respect of the Accepted Hong Kong Public Offering Applications, such amounts to be paid out of the application monies received in respect of Hong Kong Public Offering Applications. The Joint Representatives are hereby irrevocably and unconditionally authorized by the Company to direct the Nominee to deduct and pay such amounts.

5.4	Trading Fee and Transaction Levy for the Company: The Joint Representatives will, on behalf of the Company, arrange for the payment by the Nominee to the persons entitled thereto of the Trading Fee and the Transaction Levy payable by the Company in respect of the Accepted Hong Kong Public Offering Applications, such amounts to be paid out of the application monies received in respect of Hong Kong Public Offering Applications. The Joint Representatives are hereby irrevocably and unconditionally authorized by the Company to direct the Nominee to deduct and pay such amounts.

5.5	Refund checks: The Company will procure that, in accordance with the terms of the Receiving Bank Agreement and the Registrar Agreement, the Nominee will pay refunds of applications monies, and the Hong Kong Registrar will arrange for the distribution of refund checks, to those successful and unsuccessful applicants under the Hong Kong Public Offering who are or may be entitled to receive refunds of application monies (in whole or in part) in accordance with the terms of the Hong Kong Public Offering specified in the Hong Kong Public Offering Documents.

5.6	Separate Bank Account: The Company agrees that the application monies received in respect of Hong Kong Public Offering Applications shall be credited to a separate bank account with the Nominee pursuant to the terms of the Receiving Bank Agreement.

5.7	No Responsibility for Default: The Company acknowledges and agrees that none of the Joint Representatives, the Joint Global Coordinators, the Joint Sponsors, the Joint Bookrunners and the Hong Kong Underwriters has any liability whatsoever under Clause 5, Clause 6 or otherwise for any default by the Nominee, the Hong Kong Registrar or any other application of funds.

6	COMMISSIONS AND COSTS

6.1	Underwriting commission: In consideration of the Hong Kong Underwriters assuming their Hong Kong Underwriting Commitment, the Company shall pay to the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters) an underwriting commission equal to 2% of the aggregate Public Offer Price in respect of all of the Hong Kong Offer Shares (excluding such Offer Shares reallocated to and from the Hong Kong Public Offering pursuant to Clause 4), out of which the Hong Kong Underwriters will pay any sub-underwriting commissions payable. The respective entitlements of the Hong Kong Underwriters to the underwriting commission, taking into account any reallocation of the Offer Shares pursuant to Clause 4, will be set out in the International Underwriting Agreement.

6.2	Incentive Fee: In addition, each of the Company and the Selling Shareholder agrees to pay to the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters) a discretionary additional underwriting commission of up to 0.35% of the aggregate Public Offer Price in respect of all of the Hong Kong Offer Shares (excluding such Offer Shares reallocated to and from the Hong Kong Public Offering pursuant to Clause 4) as set forth in the International Underwriting Agreement.

6.3	Costs payable by the Company: Subject to clause 6.4, all costs, expenses, fees, charges and Taxation in connection with or incidental to the Global Offering, the listing of the Class A ordinary shares on the SEHK and this Agreement and the transactions contemplated thereby or hereby, including, without limitation, the following:

6.3.1	any remaining sponsor fee and accrued out-of-pocket expenses payable to the Joint Sponsors under the engagement letters (the "Sponsor Engagement Letters") dated February 8, 2021 between the Company, GS, Credit Suisse and CLSA CM, and dated March 1, 2021 between the Company and CICC. Any reimbursement of out-of-pocket expenses of the Joint Sponsors will be made subject to the written consent of the Company upon receipt of a breakdown of expenses incurred, and on an actually incurred basis, from each of the respective Joint Sponsors. For the avoidance of doubt, on completion of the Listing, an amount equal to the total sponsor fee payable to the Joint Sponsors shall be deducted from the aggregate amount of the underwriting commission received by the Joint Sponsors or their respective affiliates pursuant to the provisions of this Agreement and the International Underwriting Agreement; provided, however, that in the event the Listing is not completed, the sponsors' fee shall be due and payable as set out in the Sponsor Engagement Letters;

6.3.2	fees, disbursements and expenses of the Reporting Accountants;

6.3.3	fees, disbursements and expenses of the Hong Kong Registrar and the White Form eIPO Service Provider;

6.3.4	fees, disbursements and expenses of all legal advisers to the Company and the fees and expenses of all legal advisers to the Underwriters;

6.3.5	fees, disbursements and expenses of the Industry Consultant;

6.3.6	fees, disbursements and expenses of the Internal Control Consultant;

6.3.7	fees, disbursements and expenses of any public relations consultants;

6.3.8	fees, disbursements and expenses of the Receiving Bank and the Nominee;

6.3.9	fees, disbursements and expenses of other agents and advisers of the Company relating to the Global Offering;

6.3.10	fees, disbursements and expenses related to the application for listing of the Offer Shares on the SEHK, the registration of any documents with any relevant Authority and the qualification of the Offer Shares in any jurisdiction;

6.3.11	all printing and advertising costs (including all fees and expenses of the financial printer retained for the Global Offering);

6.3.12	all costs of preparation, printing, despatch, filing and distribution of the Offering Documents and PHIP (where applicable) in all relevant jurisdictions, and all amendments and supplements thereto;

6.3.13	all costs of preparation, printing, despatch and distribution (including transportation, packaging and insurance) of share certificates, letters of regret and refund cheques;

6.3.14	fees and expenses relating to the registration of the Hong Kong Public Offering Documents and any amendments and supplements thereto with any Authority, including, without limitation, the Registrar of Companies in Hong Kong;

6.3.15	the Trading Fee and the Transaction Levy payable by the Company, and all capital duty (if any), stamp duty (if any), premium duty (if any) and any other fees, charges, expenses, Taxes and levies payable, in respect of the creation, issue, sale and delivery of the Offer Shares;

6.3.16	all costs and expenses related to the preparation and launching of the Global Offering;

6.3.17	fees and expenses related to background searches, company searches, litigation searches, bankruptcy and insolvency searches, directorship searches and other searches conducted by or on behalf of the Joint Representatives in connection with the Global Offering and which have been approved by the Company in writing;

6.3.18	all CCASS transaction fees payable in connection with the Global Offering; and

6.3.19	fees and expenses of the financial printer retained for the Global Offering (including any translator fee charged by or payable to the financial printer),

shall be borne by the Company, and the Company shall pay or cause to be paid all such costs, expenses, fees, charges and Taxation incurred in connection with the listing of the Class A ordinary shares on the Stock Exchange including, without limitation, Brokerage, Trading Fee and Transaction Levy payable by the Company and any stamp or capital duty or other similar tax arising from the creation, issue, allotment or sale of Offer Shares pursuant to the Global Offering, other than Taxes imposed in respect of net income or profit by a taxing jurisdiction wherein the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or the Hong Kong Underwriters are incorporated, resident or have a fixed place of business, imposed on or with respect to any commission or fees received by any of such parties pursuant to this Agreement.

6.4	Costs remaining payable if the Global Offering does not proceed: If this Agreement shall be rescinded or terminated or shall not become unconditional or, for any other reason, the Global Offering is not completed , the Company shall not be liable to pay any underwriting commission under Clause 6.1, but the Company shall pay or reimburse or cause to be paid or reimbursed all costs, expenses, fees, charges and Taxation referred to in Clause 6.3 which have been reasonably incurred or are liable to be paid by the Joint Representatives, the Joint Global Coordinators, the Joint Sponsors and/or the Hong Kong Underwriters and all other costs, expenses, fees, charges and Taxation payable by the Company pursuant to Clause 6.3, in each case within 20 Business Days of such amounts being confirmed between the Company and the Joint Representatives after good faith discussions and following presentation by the Joint Sponsors or the Joint Representatives and/or the Hong Kong Underwriters to the Company of reasonable written evidence of such costs, expenses, fees, charges and Taxation, as the case may be.

6.5	Time of payment of costs: All commissions, fees, costs, charges and expenses referred to in this Clause 6 (if not so deducted pursuant to Clause 5.2) or the balance of such commissions, fees, costs, charges and expenses (if the amount deducted pursuant to Clause 5.2 shall be insufficient for the purposes of covering such commissions, fees, costs, charges and expenses) shall be payable by the Company forthwith upon demand by the Joint Representatives, the Joint Global Coordinators, the Joint Sponsors or by the relevant party incurring the commissions, fees, costs, charges or expenses, whichever is the earlier. All payments to be made by the Company under this Clause 6 shall be made gross, free of any right of counterclaim or set off and shall be paid in US$ and free and clear of and without deduction or withholding for or on account of, any present or future Taxation or any interest, additions to Taxation, penalties or similar liabilities with respect thereto.

7	STABILIZATION

7.1	Stabilizing manager and stabilization actions: The Company acknowledges that GS, to the exclusion of all others, is expected to act as stabilizing manager in connection with the Global Offering and may (but with no obligation and not as agent for the Company) make purchases, over-allocate or effect transactions in the market or otherwise take such stabilizing action(s) with a view to supporting the market price of the Shares at a level higher than that which might otherwise prevail for a limited period after the Listing Date. The Stabilizing Manager may, in its sole and absolute discretion, appoint any person to be its agent for the purposes of taking any stabilization actions. Any such agent shall have the rights and authorities conferred upon the Stabilizing Manager pursuant to this Clause. Any stabilization actions taken by Stabilizing Manager or any person acting for it as stabilizing manager shall be conducted in compliance with the Securities and Futures (Price Stabilizing) Rules under the Securities and Futures Ordinance and all other applicable Laws and may be discontinued at any time. Each of the Hong Kong Underwriters (other than the Stabilizing Manager or any person acting for it) hereby undertakes severally (and not jointly or jointly and severally) to each other party (including the Joint Representatives) to this Agreement that it will not take or cause or authorize any person to take, and shall cause its affiliates and/or agents not to take, directly or indirectly, any stabilization action or any action which is designed to or which constitutes or which might be expected to cause or result in the stabilization or maintenance of the price of any security of the Company.

7.2	Stabilizing losses and profits. All liabilities, expenses and losses arising from stabilization activities and transactions effected by the Stabilizing Manager or any person acting for it as stabilizing manager shall be for the respective accounts of the International Underwriters in the same proportions, as nearly as may be practicable, as the respective International Offering Underwriting Commitments of the International Underwriters, and may be deducted from the commissions payable to the International Underwriters. All profits or gains arising from stabilizing activities and transactions effected by the Stabilizing Manager or any person acting for it as stabilizing manager shall be for the respective account of the Joint Representatives in accordance with the proportions which their and their respective affiliates’ respective International Offering Underwriting Commitments bear to the total International Offering Underwriting Commitments of the Joint Representatives and their respective affiliates.

7.3	No stabilization by the Company: Each of the Company and the Selling Shareholder undertakes to each of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters that it will not, and will cause its affiliates or any of its or its affiliates’ respective directors, officers, employees, or any person acting on its behalf or on behalf of any of the foregoing persons not to:

7.3.1	take or facilitate, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any security of the Company or otherwise; or

7.3.2	take, directly or indirectly, any action which would constitute a violation of the market misconduct provisions of Parts XIII and XIV of the Securities and Futures Ordinance; or

7.3.3	take or omit to take, directly or indirectly, any action which may result in the loss by the Stabilizing Manager or any person acting for it as stabilizing manager of the ability to rely on any stabilization safe harbor provided by the Securities and Futures (Price Stabilizing) Rules under the Securities and Futures Ordinance or otherwise, provided that the granting and exercising of the Over-Allotment Option pursuant to this Agreement and the International Underwriting Agreement shall not constitute a breach of this Clause 7.3.

8	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

8.1	Warranties: Each of the Company and the Selling Shareholder jointly and severally represents, warrants, agrees and undertakes with respect to each of the Warranties in Part A of Schedule 2 hereto and the Selling Shareholder further represents, warrants, agrees and undertakes with respect to each of the Warranties in Part B of Schedule 2 hereto, in each case, to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters and each of them that each of the Warranties given by the Company and the Selling Shareholder (as the case may be) is true, accurate and not misleading as at the date of this Agreement, and each of the Company and the Selling Shareholder acknowledges that each of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters is entering into this Agreement in reliance upon the Warranties. Each Warranty shall be construed separately and independently and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other term of this Agreement.

8.2	Warranties repeated: The Warranties are given on and as at the date of this Agreement with respect to the facts and circumstances subsisting as at the date of this Agreement. In addition, the Warranties shall be deemed to be repeated:

8.2.1	on the date of registration of the Hong Kong Prospectus by the Registrar of Companies in Hong Kong as required by section 342C of the Companies (Winding Up and Miscellaneous Provisions) Ordinance;

8.2.2	on the Hong Kong Prospectus Date;

8.2.3	on the Acceptance Date;

8.2.4	on the Price Determination Date;

8.2.5	immediately prior to the Time of Delivery (as defined in the International Underwriting Agreement);

8.2.6	immediately prior to (i) the delivery by the Joint Representatives and/or the other Hong Kong Underwriters of duly completed Application Forms and (ii) payment by the Joint Representatives and/or the other Hong Kong Underwriters for the Hong Kong Offer Shares to be taken up, respectively, pursuant to Clause 4.6 and/or Clause 4.10 (as the case may be);

8.2.7	immediately prior to 8:00 a.m. on the Listing Date; and

8.2.8	immediately prior to commencement of dealings in the Offer Shares on the SEHK,

in each case with reference to the facts and circumstances then subsisting. For the avoidance of doubt, nothing in the Clause 8.2 shall affect the on-going nature of the Warranties.

8.3	Notice of breach of Warranties: Each of the Company and the Selling Shareholder hereby undertakes to forthwith notify the Joint Sponsors and the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters) in writing if it comes to its knowledge that any of the Warranties is untrue, inaccurate, misleading or breached in any respect or ceases to be true and accurate or becomes misleading or breached in any respect at any time up to the last to occur of the dates and times specified in Clause 8.2 or if it becomes aware of any event or circumstances which would or can reasonably be expected to cause any of the Warranties to become untrue, inaccurate, misleading or breached in any respect.

8.4	Undertakings not to breach Warranties: Each of the Company and the Selling Shareholder hereby undertakes to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters not to, and shall procure that neither the Company, the Selling Shareholder nor any other member of the Group shall, do or omit to do anything or permit to occur any event which would or might render any of the Warranties untrue, incorrect, misleading or breached in any respect at any time up to the last to occur of the dates and times specified in Clause 8.2. Without prejudice to the foregoing, the Company agrees not to make any amendment or supplement to the Offering Documents or any of them without the prior approval of the Joint Sponsors and the Joint Representatives.

8.5	Remedial action and announcements: Each of the Company and the Selling Shareholder shall notify the Joint Sponsors and the Joint Representatives promptly if at any time, by reference to the facts and circumstances then subsisting, on or prior to the last to occur of the dates on which the Warranties are deemed to be given pursuant to the provisions of Clause 8.2, (i) any event shall occur or any circumstance shall exist which renders or could render untrue or inaccurate or misleading in any respect any of the Warranties or gives rise or could give rise to a claim under any of the indemnities as contained in or given pursuant to this Agreement, or (ii) any event shall occur or any circumstance shall exist which requires or could require the making of any change to any of the Offering Documents so that any such Offering Documents would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made when any such Offering Documents were delivered, not misleading, or (iii) it shall become necessary or desirable for any other reason to amend or supplement any of the Offering Documents or any significant new factor likely to affect the Hong Kong Public Offering or the Global Offering shall arise, and, in each of the cases described in clauses (i) through (iii) above, the Company, at its own expense, shall promptly take such remedial action as may be required by the Joint Sponsors and/or the Joint Representatives, including promptly preparing, announcing, issuing, publishing, distributing or otherwise making available, at the Company’s expense, such amendments or supplements to the Offering Documents or any of them as the Joint Representatives and the Joint Sponsors may require and supplying the Joint Sponsors and the Joint Representatives or such persons as they may direct, with such number of copies of such amendments or supplements as they may require. The Company agrees not to issue, publish, distribute or make publicly available any such announcement, supplement or amendment or do any such remedial act or thing in connection with or relating to the Global Offering or the Listing without the prior written consent of the Joint Sponsors and the Joint Representatives except as required by applicable Laws, in which case the Company shall, if permitted by applicable Laws, first consult the Joint Sponsors and the Joint Representatives before such issue, publication or distribution or act or thing being done.

8.6	Knowledge: A reference in this Clause 8 or in Schedule 2 to the Company’s or the Selling Shareholder’s knowledge, information, belief or awareness or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry. Notwithstanding that any of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters has knowledge or has conducted investigation or enquiry with respect to the information given under the relevant Warranty, the rights of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters under this Clause 8 shall not be prejudiced by such knowledge, investigation and/or enquiry.

8.7	Obligations personal: The obligations of the Company and the Selling Shareholder under this Agreement shall be binding on its personal representatives or its successors in title.

8.8	Release of obligations: Any liability to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters or any of them hereunder may in whole or in part be released, compounded or compromised and time or indulgence may be given by the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers the Hong Kong Underwriters or any of them as regards any person under such liability without prejudicing the rights of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or the Hong Kong Underwriters (or the rights of any of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and Hong Kong Underwriters) against any other person under the same or a similar liability.

8.9	Consideration: Each of the Company and the Selling Shareholder has entered into this Agreement, and agreed to give the representations, warranties, agreements and undertakings herein, in consideration of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters agreeing to enter into this Agreement on the terms set out herein.

8.10	Full force: For the purpose of this Clause 8:

8.10.1	the Warranties shall remain in full force and effect notwithstanding the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement; and

8.10.2	if an amendment or supplement to the Offering Documents or any of them is announced, issued, published, distributed or otherwise made available after the date hereof pursuant to Clause 8.5 or otherwise, the Warranties relating to any such documents given pursuant to this Clause 8 shall be deemed to be repeated on the date of such amendment or supplement and when so repeated, the Warranties relating to any such documents shall be read and construed subject to the provisions of this Agreement as if the references therein to such documents means such documents when read together with such amendment or supplement.

8.11	Separate Warranties: Each Warranty shall be construed separately and independently and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other term of this Agreement.

9	RESTRICTIONS ON ISSUE OR DISPOSAL OF SECURITIES

9.1	Lock-up on the Company: Except for (i) the issue, offer and sale of the Offer Shares pursuant to the Global Offering (including pursuant to Over-Allotment Option), (ii) the grant or issue of securities pursuant to the terms of the Share Incentive Plans, including the effect of one or more bulk issuances of Shares, or ADSs upon deposit of Shares with the Company’s depository bank, and delivered to the Company’s brokerage accounts existing on the date of this Agreement, in contemplation of future issuance under the Share Incentive Plans existing on the date of this Agreement, (iii) the issue of any securities in connection with the convertible senior notes due 2022 in the aggregate principal amount of US$900 million that were issued by the Company in October 2017, (iv) any capitalization issue, capital reduction or consolidation or sub-division of the Shares, (v) any repurchase of securities pursuant to any of the Company’s share repurchase programs existing on the date of this Agreement, and during the period commencing on the date of this Agreement and ending on, and including, the date that is 90 days after the Listing Date (the “Lock-up Period”), the Company hereby undertakes to each of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters not to, without the prior written consent of the Joint Sponsors and the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters) and unless in compliance with the requirements of the Listing Rules,

9.1.1	offer, allot, issue, sell, accept subscription for, offer to allot, issue or sell, contract or agree to allot, issue or sell, mortgage, charge, pledge, hypothecate, lend, grant or sell any option, warrant, contract or right to subscribe for or purchase, grant or purchase any option, warrant, contract or right to allot, issue or sell, or otherwise transfer or dispose of or create an Encumbrance over, or agree to transfer or dispose of or create an Encumbrance over, either directly or indirectly, conditionally or unconditionally, any Shares or ADSs or other securities of the Company, or any interest in any of the foregoing (including, without limitation, any securities convertible into or exchangeable or exercisable for or that represent the right to receive, or any warrants or other rights to purchase, any Shares or ADSs or other securities of the Company or any interest in any of the foregoing), or deposit any Shares or other securities of the Company, with a depositary in connection with the issue of depositary receipts; or

9.1.2	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or ADSs or other securities of the Company, or any interest in any of the foregoing (including, without limitation, any securities convertible into or exchangeable or exercisable for or that represent the right to receive, or any warrants or other rights to purchase, any Shares or ADSs or other securities of the Company or any interest in any of the foregoing); or

9.1.3	enter into any transaction with the same economic effect as any transaction specified in Clause 9.1.1 or 9.1.2 above; or

9.1.4	offer to or contract to or agree to or announce any intention to effect any transaction specified in Clause 9.1.1, 9.1.2 or 9.1.3 above,

in each case, whether any of the transactions specified in Clause 9.1.1, 9.1.2 or 9.1.3 above is to be settled by delivery of Shares or ADSs or other securities of the Company, or in cash or otherwise (whether or not the issue of such Shares or ADSs or other shares or securities will be completed within the Lock-up Period).

9.2	Full force: The undertakings in this Clause 9 shall remain in full force and effect notwithstanding the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement.

10	FURTHER UNDERTAKINGS

10.1	Global Offering: The Company undertakes to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Hong Kong Underwriters and each of them that it will comply with the terms and conditions of the Global Offering and all obligations imposed upon it by the Companies Ordinance, the Companies (Winding Up and Miscellaneous Provisions) Ordinance, the Securities and Futures Ordinance, the Listing Rules and all applicable Laws and all requirements of the SEHK, the SFC or any other relevant Authority in respect of or by reason of the matters contemplated by this Agreement or otherwise in connection with the Global Offering, including, without limitation:

10.1.1	doing all such things (including but not limited to providing all such information and paying all such fees) as are necessary to ensure that Admission is obtained and not cancelled or revoked;

10.1.2	making all necessary Approvals and Filings with the Registrar of Companies in Hong Kong, the SEHK and the SFC;

10.1.3	publishing on the websites of the Hong Kong Stock Exchange at www.hkexnews.hk and the Company at http://ir.weibo.com/ the documents referred to in the section of the Hong Kong Prospectus headed “Documents delivered to the Registrar of Companies and available on display” for the period and at the address stated therein;

10.1.4	procuring that none of the Company and/or any member of the Group, and/or any of their respective substantial shareholders, directors, officers, employees, affiliates and/or agents, shall (whether directly or indirectly, formally or informally, in writing or verbally) provide any material information, including forward looking information (whether qualitative or quantitative) concerning the Company or any member of the Group that is not, or is not reasonably expected to be, included in each of the Hong Kong Prospectus and the Preliminary Prospectus or publicly available, to any research analyst at any time up to and including the fortieth day immediately following the Price Determination Date;

10.1.5	subject to any waiver granted by the SEHK, procuring that no connected person (as defined in the Listing Rules) of the Company will itself (or through a company controlled by it), apply to purchase Hong Kong Offer Shares either in its own name or through nominees unless permitted to do so under the Listing Rules, and if the Company shall become aware of any application or indication of interest for Hong Kong Offer Shares by any core connected person, controlled company or nominee, it shall forthwith notify the Joint Sponsors and the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters); and

10.1.6	using or procuring the use of all of the net proceeds received by it pursuant to the Global Offering strictly in the manner specified in the section of the Hong Kong Prospectus headed “Use of Proceeds”.

10.2	Information: Each of the Company and the Selling Shareholder undertakes to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters and each of them that it will provide to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters all such information known to the Company or which on due and careful enquiry ought to be known to the Company and whether relating to the Group or the Company or otherwise as may be reasonably required by the Joint Sponsors or the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters) in connection with the Global Offering for the purposes of complying with any requirements of applicable Laws (including, without limitation and for the avoidance of doubt, the requirements of the SEHK or of the SFC or of any other relevant Authority);

10.3	Receiving Bank, Nominee and Hong Kong Registrar: The Company undertakes to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters and each of them that it will (a) procure that each of the Receiving Bank, the Nominee and the Hong Kong Registrar shall do all such acts and things as may be reasonably required to be done by it in connection with the Global Offering and the transactions contemplated herein; and (b) not amend any of the terms of the appointments of the Hong Kong Registrar, the Receiving Bank and the Nominee without the prior written consent of the Joint Representatives and the Joint Sponsors;

10.4	Restrictive covenants: Each of the Company and the Selling Shareholder undertakes to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters and each of them that it will not, and procure that no other member of the Group will:

10.4.1	at any time after the date of this Agreement up to and including the date on which all of the Conditions are fulfilled or waived in accordance with this Agreement, do or omit to do anything which causes or can reasonably be expected to cause any of the Warranties to be untrue, inaccurate or misleading in any respect at any time prior to or on the Listing Date;

10.4.2	enter into any commitment or arrangement which in the sole opinion of the Joint Representatives has or will or may have a material adverse effect on the Global Offering;

10.4.3	take any steps which, in the reasonable opinion of the Joint Representatives and the Joint Sponsors, are or will or may be materially inconsistent with any statement or expression, whether of fact, policy, expectation or intention, in the Hong Kong Prospectus; and

10.4.4	without the prior written approval of the Joint Sponsors and the Joint Representatives, issue, publish, distribute or otherwise make available directly or indirectly to the public any document (including any prospectus), material or information in connection with the Global Offering, or make any amendment to any of the Offering Documents, or any amendment or supplement thereto, except for the Offering Documents, any written materials agreed between the Company and the Joint Sponsors and the Joint Representatives (for themselves and on behalf of the Underwriters) to be made available during any selective marketing of the International Offer Shares or as otherwise provided pursuant to the provisions of this Agreement

10.5	Maintaining listing: Each of the Company and the Selling Shareholder undertakes to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters and each of them that it will use its best endeavors to procure that the Company will maintain a listing for and will refrain from taking any action that could jeopardize the listing status of, the Shares on the SEHK, and comply with the Listing Rules and all requirements of the SEHK and the SFC, for at least one year after all of the Conditions have been fulfilled (or waived) except following a withdrawal of such listing which has been approved by the relevant shareholders of the Company in accordance with the Listing Rules;

10.6	Legal and regulatory compliance: The Company undertakes to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters and each of them that it will comply with all applicable Laws (including, without limitation and for the avoidance of doubt, the rules, regulations and requirements of the SEHK, SFC and any other Authority, and the Listing Rules ) including, without limitation:

10.6.1	delivering to the SEHK as soon as practicable the declaration to be signed by the Company in the form set out in Appendix 5, Form F of the Listing Rules;

10.6.2	providing to the Joint Sponsors and the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters) any such other resolutions, consents, authorities, documents, opinions and certificates which are relevant in the context of the Global Offering owing to circumstances arising or events that constitute a Material Adverse Change occurring after the date of this Agreement but before 8:00 a.m. on the Listing Date and as the Joint Sponsors and/or the Joint Representatives may reasonably require; and

10.6.3	complying with all the undertakings and commitments made by it or the Directors in the Hong Kong Prospectus.

10.7	Internal controls: The Company undertakes to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters and each of them that it will ensure that any issues identified and as disclosed in any internal control report prepared by the Internal Controls Consultant have been, are being or will promptly be rectified or improved in accordance with the recommendations set out in the report;

10.8	Significant changes: The Company undertakes to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters and each of them that it will promptly provide full particulars thereof to the Joint Sponsors and the Joint Representatives if, at any time up to or on the date falling twelve months after the Listing Date, there is a significant change which renders or is capable of rendering any information contained in the Offering Documents untrue, inaccurate or misleading in any material respect, and, in connection therewith, further:

10.8.1	inform the SEHK of such change or matter if so required by the Joint Sponsors or the Joint Representatives;

10.8.2	at its expense, promptly prepare documentation containing details of such change or matter if so required by the SEHK or the Joint Sponsors or the Joint Representatives and in a form approved by the Joint Sponsors and the Joint Representatives, deliver such documentation through the Joint Sponsors to the SEHK for approval and publish such documentation in such manner as the SEHK or the Joint Sponsors or the Joint Representatives may require;

10.8.3	at its expense, make all necessary announcements on the websites of SEHK and the Company to avoid a false market being created in the Offer Shares, and

10.8.4	not issue, publish, distribute or make available publicly any announcement, circular, document or other communication relating to any such change or matter without the prior written consent of the Joint Sponsors and the Joint Representatives, and for the purposes of this Clause, “significant” means significant for the purpose of making an informed assessment of the matters mentioned in Rule 11.07 of the Listing Rules; and

10.9	General: Each of the Company and the Selling Shareholder undertakes to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters and each of them that it will, without prejudice to the foregoing obligations, do all such other acts and things as may be reasonably required to be done by it to carry into effect the Global Offering in accordance with the terms thereof.

The undertakings in this Clause 10 shall remain in full force and effect notwithstanding the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement.

11	TERMINATION

11.1	Termination by the Joint Representatives: The obligations of the Hong Kong Underwriters to subscribe or procure subscribers for the Hong Kong Offer Shares under this Agreement are subject to termination. If any of the events set out below occur at any time prior to 8:00 a.m. on the Listing Date, the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters) in their absolute discretion may, by giving notice to the Company, terminate this Agreement with immediate effect:

11.1.1	trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the SEHK or other relevant exchanges;

11.1.2	trading of any securities of the Company shall have been suspended or materially limited on any exchange or in any over-the-counter market;

11.1.3	a material disruption in commercial banking, securities settlement, payment or clearance services in the Cayman Islands, Hong Kong, the PRC or the United States, (each a “Relevant Jurisdiction” and collectively, the “Relevant Jurisdictions”) shall have occurred; or

11.1.4	any moratorium on commercial banking activities shall have been declared by the federal or New York State authorities in the United States, Hong Kong, PRC or Cayman Islands authorities; or

11.1.5	there shall have occurred any outbreak or escalation of hostilities or any change in financial markets, currency exchange rates or controls, any calamity or crisis or any event, or series of events, in the nature of force majeure (including, without limitation, any acts of government, declaration of a national, regional or international emergency or war, acts of war, acts of God, acts of terrorism or economic sanctions) that, in the reasonable judgement of the Joint Representatives, is material and adverse and which, singly or together with any other event specified in this Clause 11.1.5, makes it, in the reasonable judgment of the Joint Representatives, impracticable to proceed with the offer, sale or delivery of the Offer Shares on the terms and in the manner contemplated in the Hong Kong Prospectus, the Registration Statement, the General Disclosure Package and the Prospectus; or

11.1.6	there shall have occurred an event that may or is likely to result in a Material Adverse Change.

11.2	Effect of termination: Upon the termination of this Agreement pursuant to the provisions of Clause 11.1 or Clause 2.4:

11.2.1	each of the parties hereto shall cease to have any rights or obligations under this Agreement, save in respect of the provisions of this Clause 11.2 and Clauses 6.3, 6.4, 6.5, 12, 13 to 18 and any rights or obligations which may have accrued under this Agreement prior to such termination; and

11.2.2	with respect to the Hong Kong Public Offering, all payments made by the Hong Kong Underwriters or any of them pursuant to Clause 4.6 and/or by the Joint Representatives pursuant to Clause 4.10 and/or by successful applicants under valid applications under the Hong Kong Public Offering shall be refunded forthwith (in the latter case, the Company shall procure that the Hong Kong Registrar and the Nominee dispatch refund cheques to all applicants under the Hong Kong Public Offering in accordance with the Registrar’s Agreement and the Receiving Bank Agreement).

12	INDEMNITY

12.1	Indemnity: Each of the Company and the Selling Shareholder (each an “Indemnifying Party”) jointly and severally undertakes to the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters and each of them (for themselves, respectively, and on trust for their respective Indemnified Parties (as defined below)) to indemnify, hold harmless and keep fully indemnified (on an after-Taxation basis), on demand, each such Indemnified Party against all losses, liabilities, damages, payments, costs, charges, expenses and Taxation (collectively, “Losses” and individually, a “Loss”) which, jointly or severally, any such Indemnified Party may suffer or incur, and against all actions, writs, suits and proceedings (including, without limitation, any investigation or inquiry by or before any Authority) and claims (whether or not any such claim involves or results in any action, suit or proceeding) (collectively, “Proceedings” and individually, a “Proceeding”), which may be brought or threatened to be brought against any such Indemnified Party jointly or severally, from time to time (including, without limitation, all payments, costs, charges, fees and expenses arising out of or in connection with the investigation, response to, defense or settlement or compromise of, or the enforcement of any settlement or compromise or judgment obtained with respect to, any such Loss or any such Proceeding), and, in each case, which, directly or indirectly, arise out of or are in connection with:

12.1.1	the issue, publication, distribution, use or making available of any of the Offering Documents, the Application Proof, the PHIP, the Formal Notice and any notices, announcements, roadshow materials, advertisements, communications or other documents relating to or connected with the Global Offering, and any amendments or supplements thereto (in each case, whether or not approved by the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Underwriters or any of them); or

12.1.2	any of the Offering Documents, the General Disclosure Package, the Final Prospectus, the Preliminary Prospectus, the Application Proof, the PHIP or any notices, announcements, advertisements, communications or other documents relating to or connected with the Global Offering, or any amendment or supplement thereto (in each case, whether or not approved by the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Underwriters or any of them), containing any untrue or alleged untrue statement of a fact, or omitting or being alleged to have omitted to state a fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or not containing or being alleged not to contain all the information as investors and their professional advisers would reasonably require, and reasonably expect to find therein, for the purpose of making an informed assessment of the assets, liabilities, financial position, profits and losses and prospects of the Company and the rights attaching to the Offer Shares; or

12.1.3	the offer, allotment, issue, sale or delivery of the Offer Shares; or

12.1.4	any breach or alleged breach on the part of the Company or the Selling Shareholder of any of the provisions of this Agreement, the International Underwriting Agreement or the Articles of Association; or

12.1.5	any of the Warranties given by the Company or the Selling Shareholder being untrue, inaccurate or misleading in any respect or having been breached in any respect or being alleged to be untrue, inaccurate or misleading in any respect or alleged to have been breached in any respect; or

12.1.6	the performance by the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Hong Kong Underwriters or any of them of their or its obligations and roles under this Agreement or the Global Offering; or

12.1.7	the Global Offering failing or being alleged to fail to comply with the requirements of the Listing Rules, or any Law of any applicable jurisdiction, or any condition or term of any Approvals and Filings in connection with the Global Offering; or

12.1.8	any failure or alleged failure by any of the Directors to comply with their respective obligations under the Listing Rules; or

12.1.9	any breach or alleged breach by any member of the Group of applicable Laws; or

12.1.10	any other matter arising in connection with the Global Offering,

provided that the indemnity provided for in Clause 12.1.6 shall not, except in relation to the matters as provided in Clause 3.7, apply in respect of any Indemnified Party if any such Loss suffered or incurred by such Indemnified Party is finally judicially determined by a court of competent jurisdiction to have arisen solely out of the gross negligence, willful default or fraud on the part of such Indemnified Party. The non-application of the indemnity provided for in this Clause 12.1 in respect of any Indemnified Party shall not affect the application of such indemnity in respect of any other Indemnified Parties. As used herein, “Indemnified Parties” mean the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators and the Hong Kong Underwriters, their respective head offices (including branches thereof), subsidiaries, associates and affiliates, their respective delegates referred to in Clause 3.4, their respective directors, officers, employees and agents and all directors, officers, employees and agents of their respective head offices (including branches thereof), subsidiaries, associates and affiliates, and “Indemnified Party” means any one of them. If the Company becomes aware of any claim which may give rise to a liability under the indemnity provided under Clause 12.1, it shall as soon as practicable give notice thereof to the Joint Sponsors and the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters) in writing with reasonable details thereof.

12.2	Each of the Hong Kong Underwriters will severally and not jointly indemnify, hold harmless and keep fully indemnified (on an after-Taxation basis), on demand, the Company, each of its Directors and officers (each, an “Underwriter Indemnified Party”) against any Losses which, jointly or severally, any such Underwriter Indemnified Party may suffer or incur, and against all Proceedings, which may be brought or threatened to be brought against any such Underwriter Indemnified Party jointly or severally, from time to time (including, without limitation, all payments, costs, charges, fees and expenses arising out of or in connection with the investigation, response to, defense or settlement or compromise of, or the enforcement of any settlement or compromise or judgment obtained with respect to, any such Loss or any such Proceeding), and, in each case, which, directly or indirectly, arise out of or are in connection with any untrue statement or alleged untrue statement of any material fact contained in the Hong Kong Public Offering Documents, the PHIP or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the written information furnished to the Company by such Hong Kong Underwriter through the Joint Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred. The Company acknowledges and agrees that for the purposes of this paragraph, the only information furnished in writing to the Company by or on behalf of any Hong Kong Underwriter through the Joint Representatives expressly and specifically for use in the Hong Kong Public Offering Documents, the PHIP or any amendment or supplement thereto is the name, logo and address of such Hong Kong Underwriter appearing in the prospectus cover, the section headed “Directors and Parties Involved in the Global Offering” and the sub-section headed “Underwriting – Hong Kong Underwriters” in the Hong Kong Prospectus.

12.3	No claims against Indemnified Parties: No Proceeding shall be brought against any Indemnified Party by, and no Indemnified Party shall be liable to, any Indemnifying Party to recover any Loss which the Indemnifying Party may suffer or incur by reason of or in any way arising out of the carrying out by any of the Indemnified Parties of any act in connection with the transactions contemplated herein and in the Hong Kong Public Offering Documents, the performance by the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters of their obligations hereunder or otherwise in connection with the offer, allotment, issue, sale or delivery of the Hong Kong Offer Shares or the preparation or dispatch of the Hong Kong Public Offering Documents, provided that the foregoing shall not, except in relation to the matters as provided in Clause 3.7, exclude any liability of any Indemnified Party for such Loss which has been finally judicially determined by a court of competent jurisdiction to have arisen solely out of such Indemnified Party’s gross negligence, willful default or fraud.

12.4	Conduct of claims: If any Proceeding is instituted involving any Indemnified Party in respect of which the indemnity provided for in this Clause 12 may apply, such Indemnified Party shall, subject to any restrictions imposed by any Law or obligation of confidentiality, promptly notify the Indemnifying Party in writing of the institution of such Proceeding, provided, however, that the omission to so notify the Indemnifying Party shall not relieve such Indemnifying Party from any liability which such Indemnifying Party may have to any Indemnified Party under this Clause 12 or otherwise. The Indemnifying Party may participate at its expense in the defense of such Proceeding including appointing counsel at its expense to act for it in such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of any Indemnified Parties) also be counsel to the Indemnified Party. Unless the Joint Representatives (for themselves and on behalf of any Indemnified Parties) consent to counsel to the Indemnifying Party acting as counsel to such Indemnified Parties in such Proceeding, the Joint Representatives (for themselves and on behalf of such Indemnified Parties) shall have the right to appoint their own separate counsel (in addition to local counsel) in such Proceeding. The fees and expenses of separate counsel (in addition to local counsel) to any Indemnified Parties shall be borne by the Indemnifying Party and paid as incurred.

12.5	Settlement of claims: No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened Proceeding in respect of which any Indemnified Party is or could be or could have been a party and indemnity could be or could have been sought hereunder by such Indemnified Party, unless such settlement, compromise or consent judgment includes an unconditional release of such Indemnified Party, in form and substance reasonably satisfactory to such Indemnified Party, from all liability on claims that are the subject matter of such Proceeding and does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party. Any settlement or compromise by any Indemnified Party, or any consent by any Indemnified Party to the entry of any judgment, in relation to any Proceeding shall be without prejudice to, and without (other than any obligations imposed on it by law) any accompanying obligation or duty to mitigate the same in relation to, any Loss it may recover from, or any Proceeding it may take against, any of the Indemnifying Parties under this Agreement. The Indemnifying Party shall be liable for any settlement or compromise by any Indemnified Party of, or any judgment consented to by any Indemnified Party with respect to, any pending or threatened Proceeding, whether effected with or without the consent of such Indemnifying Party, and agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement, compromise or consent judgment. The rights of the Indemnified Parties herein are in addition to any rights that each Indemnified Party may have at law or otherwise and the obligations of the Indemnifying Parties herein shall be in addition to any liability which the Indemnifying Parties may otherwise have.

12.6	Arrangements with advisers: If the Indemnifying Party enters into any agreement or arrangement with any adviser for the purpose of or in connection with the Global Offering, the terms of which provide that the liability of the adviser to the Indemnifying Party or any other person is excluded or limited in any manner, no person entitled to an indemnity or waiver of liability under this Clause 12 is to be prejudiced by such agreement and, if any net liability of any such person is increased as a result, the Indemnifying Party will, without prejudice to its other obligations under this Clause 12, indemnify such person to such extent.

12.7	Costs: For the avoidance of doubt, the indemnity under this Clause 12 shall cover all costs, charges, fees and expenses which any Indemnified Party may suffer, incur or pay in disputing, investigating, responding to, defending, settling or compromising, or enforcing any settlement, compromise or judgment obtained with respect to, any Losses or any Proceedings to which the indemnity may relate and in establishing its right to indemnification under this Clause 12.

12.8	Payment on demand: All amounts subject to indemnity under this Clause 12 shall be paid by the Indemnifying Party as and when they are incurred within ten Business Days of a written notice demanding payment being given to such Indemnifying Party by or on behalf of the relevant Indemnified Party.

12.9	Payment free from counterclaims/set-offs: All payments made by the Indemnifying Party under this Clause 12 shall be made gross, free of any right of counterclaim or set off and without deduction or withholding of any kind, other than any deduction or withholding required by any Law. If the Indemnifying Party makes a deduction under this Clause 12, the sum due from such Indemnifying Party shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the relevant Indemnified Party which is entitled to such payment receives a sum equal to the sum it would have received had no deduction or withholding been made.

12.10	Taxation: If a payment under this Clause 12 will be or has been subject to Taxation, the Indemnifying Party shall pay the relevant Indemnified Party on demand the amount (after taking into account any Taxation payable in respect of the amount and treating for these purposes as payable any Taxation that would be payable but for a relief, clearance, deduction or credit, but excluding any Taxes to the extent imposed as a result of the Indemnified Party’s failure to timely provide information or certification as reasonably requested by the Indemnifying Party that such Indemnified Party could have reasonably provided and would have reduced or eliminated such Taxes) that will ensure that the relevant Indemnified Party receives and retains a net sum equal to the sum it would have received had the payment not been subject to Taxation.

12.11	Full force: The foregoing provisions of this Clause 12 will continue in full force and effect notwithstanding the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement or the termination of this Agreement.

13	ANNOUNCEMENTS

13.1	Restrictions on announcements: No announcement concerning this Agreement, any matter contemplated herein or any ancillary matter hereto shall be made or dispatched by the Company or the Selling Shareholder (or by any of their respective directors, officers, employees or agents) during the period of six months from the date of this Agreement without the prior written approval of the Joint Sponsors and the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters) except in the event and to the extent that any such announcement is required by the Listing Rules, applicable Laws or required by any Authority to which such party is subject or submits, wherever situated, including, without limitation, the SEHK, the SFC, whether or not the requirement has the force of law and any such announcement so made by any of the parties shall be made only after the Joint Sponsors and the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters) have had a reasonable opportunity to review and comment on the final draft and their comments (if any) have been fully considered by the issuers thereof.

13.2	Full force: The restriction contained in this Clause 13 shall continue to apply after the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement or, for so long as any of the Joint Sponsors or the Joint Representatives still remain as sponsor or adviser to the Company, the termination of this Agreement.

14	CONFIDENTIALITY

14.1	Information confidential: Subject to Clause 14.2, each party hereto shall, and shall procure that its affiliates and its and their directors, officers, employees and agents will, treat as strictly confidential all information received or obtained which relates to the provisions of this Agreement, the negotiations relating to this Agreement, the matters contemplated under this Agreement or the other parties to this Agreement.

14.2	Exceptions: Any party hereto may disclose, or permit its affiliates, directors, officers, employees and agents to disclose, information which would otherwise be confidential if and to the extent:

14.2.1	required by applicable Laws;

14.2.2	required by Authority to which such party is subject or submits, wherever situated, including, without limitation, the SEHK and the SFC, whether or not the requirement for disclosure of information has the force of law;

14.2.3	required to vest the full benefit of this Agreement in such party;

14.2.4	disclosed to the professional advisers and auditors of such party;

14.2.5	the information has come into the public domain through no fault of such party;

14.2.6	required by any Hong Kong Underwriter or its affiliates for the purpose of the Global Offering or necessary in the view of any Hong Kong Underwriter or its affiliates to seek to establish any defense or pursue any claim in any legal, arbitration or regulatory proceeding or investigation in connection with the Global Offering or otherwise to comply with its or their own regulatory obligations; or

14.2.7	the other parties have given prior written approval to the disclosure (and in the case of the Hong Kong Underwriters, by the Joint Representatives (for themselves and on behalf of the Hong Kong Underwriters)), such approval not to be unreasonably withheld, provided that, in the cases of Clauses 14.2.3 and 14.2.7, any such information disclosed shall be disclosed only after consultation with the other parties.

Full force: The restrictions contained in this Clause 14 are subject to any obligations of confidentiality entered into between the Joint Representatives and the Company, and shall remain in full force and effect notwithstanding the termination of this Agreement or the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement.

15	NOTICES

15.1	Language: All notices or other communication delivered hereunder shall be in writing except as otherwise provided in this Agreement and shall be in the English language.

15.2	Time of notice: Any such notice or other communication shall be addressed as provided in Clause 15.3 and if so addressed, shall be deemed to have been duly given or made as follows:

15.2.1	if sent by personal delivery, upon delivery at the address of the relevant party;

15.2.2	if sent by post, two Business Days after the date of posting;

15.2.3	if sent by airmail, five Business Days after the date of posting;

15.2.4	if sent by facsimile, when dispatched with confirmed receipt as evidenced by the transmission report generated at the end of the transmission of such facsimile by the facsimile machine used for such transmission; and if sent by email, the date when the email is duly sent. However, if the time of deemed receipt of any notice is not before 6:30 p.m. local time on a Business Day at the address of the recipient it is deemed to have been received at the commencement of business on the next Business Day

Any notice received or deemed to be received on a day which is not a Business Day shall be deemed to be received on the next Business Day.

15.3	Details of contact: The relevant address and facsimile number of each of the parties hereto for the purpose of this Agreement, subject to Clause 15.4, are as follows:

If to the Company, to:

Address	:	No. 8 Sina Plaza, Courtyard 10, the West, XiBeiWang E. Road, HaiDian District, Beijing 100080, China.

Email	:	***
Attention	:	***

If to the Selling Shareholder, to:

Address	:	No. 8 Sina Plaza, Courtyard 10, the West, XiBeiWang E. Road, HaiDian District, Beijing, China

Email	:	***

Fax	:	***

Attention	:	***

If to GS, to:

Address	:	68/F Cheung Kong Center

2 Queen’s Road Central, Hong Kong

Email	:	***

Fax	:	***

Attention	:	***

If to Credit Suisse, to:

Address	:	Level 88, International Commerce Centre

1 Austin Road West, Kowloon, Hong Kong
Email	:	***

Fax	:	***

Attention	:	***

If to CLSA CM/ CLSA, to:

Address	:	18/F, One Pacific Place

88 Queensway, Hong Kong

Email	:	***

Fax	:	***

Attention	:	***

If to CICC, to:

Address	:	29/F, One International Finance Centre

1 Harbour View Street, Central, Hong Kong

Email	:	***

Fax	:	***

Attention	:	***

If to any of the Hong Kong Underwriters, to the address and fax number of such Hong Kong Underwriter, and for the attention of the person, specified opposite the name of such Hong Kong Underwriter in Schedule 1.

15.4	Change of contact details: A party may notify the other parties to this Agreement of a change of its relevant address or facsimile number for the purposes of Clause 15.3, provided that such notification shall only be effective on:

15.4.1	the date specified in the notification as the date on which the change is to take place; or

15.4.2	if no date is specified or the date specified is less than two Business Days after the date on which notice is given, the date falling two Business Days after notice of any such change has been given.

16	GOVERNING LAW; DISPUTE RESOLUTION; WAIVER OF IMMUNITY

16.1	Governing law: This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

16.2	Arbitration: Each party to this Agreement agrees, on behalf of itself and as agent for its respective affiliates, that any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter, existence, negotiation, validity, invalidity, termination or enforceability (including non-contractual disputes or claims, and disputes or claims against each party’s affiliates) shall be referred to arbitration and finally settled under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration is submitted in accordance with the Rules. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English. This arbitration agreement shall be governed by the law of Hong Kong. The rights and obligations of the parties to submit disputes to arbitration pursuant to this Clause shall survive the termination of this Agreement or the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement. Any party may bring proceedings in any court of competent jurisdiction for ancillary, interim or interlocutory relief in relation to any arbitration commenced under this Clause.

16.3	Submission to jurisdiction: Each of the parties hereto irrevocably submits to the jurisdiction of the arbitral tribunal appointed or constituted for any arbitration commenced under Clause 16 and of any court of competent jurisdiction in which proceedings may be brought in relation to or in support of such arbitration.

16.4	Waiver of objection to jurisdiction: Each of the parties hereto irrevocably waives (and irrevocably agrees not to raise) any objection (on the grounds of forum non conveniens or otherwise) which it may now or hereafter have to the arbitral tribunal appointed or constituted for any arbitration commenced under Clause 16 and to any court of competent jurisdiction in which proceedings may be brought in relation to or in support of such arbitration and further irrevocably agrees that a judgment or order of any such court or an award of such arbitral tribunal shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

16.5	Service of documents: Each of the parties hereto irrevocably agrees that any writ, summons, order, judgment or other notice of legal process shall be sufficiently and effectively served on it if delivered in accordance with Clause 15.

16.6	Process Agent: The Selling Shareholder irrevocably appoints the Company as its agent under this Agreement for service of process in any proceedings in relation to any dispute, and agrees that, in the event of the Company being unable or unwilling for any reason so to act, it will immediately appoint another person as its agent for service of process in Hong Kong in respect of any dispute. The Selling Shareholder agrees that failure by a process agent to notify it of any process will not invalidate service. Nothing in this Clause 16 shall affect the right to serve process in any other manner permitted by law.

16.7	Waiver of immunity: To the extent that in any proceedings in any jurisdiction (including, without limitation, arbitration proceedings), the Company may now or hereafter have, or can claim for itself or its assets, properties or revenues, any immunity on any grounds under the laws of any jurisdiction from any action, suit, proceeding or other legal process (including, without limitation, arbitration proceedings), from set-off or counterclaim, from the jurisdiction of any court or arbitral tribunal, from service of process, from attachment to or in aid of execution of any judgment, decision, determination, order or award including, without limitation, any arbitral award, or from other action, suit or proceeding for the giving of any relief or for the enforcement of any judgment, decision, determination, order or award including, without limitation, any arbitral award or to the extent that in any such proceedings there may be attributed to itself or its assets, properties or revenues any such immunity (whether or not claimed) under the laws of any jurisdiction, the Company hereby irrevocably waives and agrees not to plead or claim any such immunity in relation to any such proceedings, and declares that such waiver shall be effective to the fullest extent permitted by such laws.

17	GENERAL PROVISIONS

17.1	Time: Save as otherwise expressly provided herein, time shall be of the essence of this Agreement.

17.2	Illegality, invalidity or unenforceability: If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction, neither the legality, validity or enforceability in that jurisdiction of any other provisions hereof nor the legality, validity or enforceability of that or any other provision(s) hereof under the Laws of any other jurisdiction shall in any way be affected or impaired thereby.

17.3	Assignment: Each of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters may assign, in whole or in part, the benefits of this Agreement, including, without limitation, the Warranties and the indemnities in Clauses 8 and 12, respectively, to any of the persons who have the benefit of the indemnities in Clause 12 and any successor entity to such Joint Sponsor, Joint Representative, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager or Hong Kong Underwriter or any of such persons, as applicable. Obligations under this Agreement shall not be assignable.

17.4	Release or compromise: Each party may release, or compromise the liability of, the other parties (or any of them) or grant time or other indulgence to the other parties (or any of them) without releasing or reducing the liability of the other parties (or any of them) or any other party hereto. Without prejudice to the generality of the foregoing, the Company agrees and acknowledges that any amendment or supplement to the Offering Documents or any of them (whether made pursuant to Clause 8.5 or otherwise) or any announcement, issue, publication or distribution, or delivery to investors, of such amendment or supplement or any approval by, or knowledge of, the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers, the Hong Kong Underwriters or any of them, of such amendment or supplement to any of the Offering Documents subsequent to its distribution shall not in any event and notwithstanding any other provision hereof constitute a waiver or modification of any of the conditions precedent to the obligations of the Hong Kong Underwriters as set forth in this Agreement or constitute a waiver or modification, or result in the loss, of any rights hereunder of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or the Hong Kong Underwriters, as the case may be, to terminate this Agreement or otherwise prejudice any other rights of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers or the Hong Kong Underwriters, as the case may be, under this Agreement (in each case whether by reason of any misstatement or omission resulting in a prior breach of any of the Warranties or otherwise).

17.5	Exercise of rights: No delay or omission on the part of any party hereto in exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, power and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies (whether provided by Laws or otherwise).

17.6	No partnership: Nothing in this Agreement shall be deemed to give rise to a partnership or joint venture, nor establish a fiduciary or similar relationship, between the parties hereto.

17.7	Entire agreement: This Agreement, together with, in the case of the Joint Sponsors, the engagement letters dated February 8, 2021 between the Company, GS, Credit Suisse and CLSA CM, and dated March 1, 2021 between the Company and CICC, constitute the entire agreement between the Company, the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the Hong Kong Underwriters relating to the underwriting of the Hong Kong Public Offering and supersedes and extinguishes any prior drafts, agreements, undertakings, understanding, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating to such matters as have been regulated by the provisions of this Agreement.

17.8	Amendment and variations: This Agreement may only be amended or supplemented in writing signed by or on behalf of each of the parties hereto.

17.9	Counterparts: This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

17.10	Judgment Currency Indemnity: In respect of any judgment or order or award given or made for any amount due under this Agreement to any of the Indemnified Parties that is expressed and paid in a currency (the “judgment currency”) other than Hong Kong dollars, the Company will, jointly and severally, indemnify such Indemnified Party against any loss incurred by such Indemnified Party as a result of any variation as between (A) the rate of exchange at which the Hong Kong dollar amount is converted into the judgment currency for the purpose of such judgment or order and (B) the rate of exchange at which such Indemnified Party is able to purchase Hong Kong dollars with the amount of the judgment currency actually received by such Indemnified Party. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Hong Kong dollars.

17.11	Taxation: All payments to be made by or on behalf of the Company and the Selling Shareholder under this Agreement shall be paid free and clear of and without deduction or withholding for or on account of, any and all Taxes. If any Taxes are required by Laws to be deducted or withheld in connection with such payments, the Company and the Selling Shareholder will increase the amount paid so that the full amount of such payments as agreed in this Agreement is received by the Joint Sponsors, the Hong Kong Underwriters or the Joint Global Coordinators, as applicable. If a Joint Sponsor, a Hong Kong Underwriter or a Joint Global Coordinator is required by any PRC Authority to pay any PRC Taxes as a result of this Agreement, the Company and the Selling Shareholder will pay an additional amount to such Joint Sponsor, Hong Kong Underwriter or Joint Global Coordinator so that the full amount of such payments as agreed in this Agreement to be paid to such Joint Sponsor, Hong Kong Underwriter or Joint Global Coordinator is received by such Joint Sponsor, Hong Kong Underwriter or Joint Global Coordinator and will further, if requested by such Joint Sponsor, Hong Kong Underwriter or Joint Global Coordinator, use commercially reasonable efforts to give such assistance as such Joint Sponsor, Hong Kong Underwriter or Joint Global Coordinator may reasonably request to assist such Joint Sponsor, Hong Kong Underwriter or Joint Global Coordinator in discharging its obligations in respect of such PRC Taxes, including by making filings and submissions on such basis and such terms as such Joint Sponsor, Hong Kong Underwriter or Joint Global Coordinator reasonably request, promptly making available to such Joint Sponsor, Hong Kong Underwriter or Joint Global Coordinator notices received from any PRC Authority and, subject to the receipt of funds from such Joint Sponsor, Hong Kong Underwriter or Joint Global Coordinator, by making payment of such funds on behalf of such Joint Sponsor, Hong Kong Underwriter or Joint Global Coordinator to the relevant PRC Authority in settlement of such PRC Taxes. However, no such additional amount(s) will be payable pursuant to this paragraph on account of (i) any income taxes of or other Taxes imposed on a Hong Kong Underwriter or Joint Representative as a result of such Hong Kong Underwriter or Joint Representative having a connection with the relevant taxing jurisdiction other than a connection arising solely as a result of the transactions contemplated hereunder or (ii) any Taxes to the extent imposed as a result of the failure of a Hong Kong Underwriter or Joint Global Coordinator to timely provide information or certification as reasonably requested by the Company that such Hong Kong Underwriter or Sole Global Coordinator could have reasonably provided and would have reduced or eliminated such Taxes.

17.12	Authority to the Joint Representatives: Unless otherwise provided herein, each Hong Kong Underwriter (other than the Joint Representatives) hereby authorizes the Joint Representatives to act on behalf of all the Hong Kong Underwriters in their sole and absolute discretion in the exercise of all rights and discretions granted to the Hong Kong Underwriters or any of them under this Agreement and authorizes the Joint Representatives in relation thereto to take all actions they may consider desirable and necessary to give effect to the transactions contemplated herein.

17.13	Contracts (Rights of Third Parties) Ordinance: A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance to enforce any terms of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Ordinance, and to the extent otherwise set out in this Clause 17.13:

17.13.1	Indemnified Parties may enforce and rely on Clause 12 to the same extent as if they were a party to this Agreement. An assignee pursuant to Clause 17.3 may enforce and rely on this Agreement as if it were a party to this Agreement.

17.13.2	This Agreement may be terminated or rescinded and any term may be amended, varied or waived without the consent of the persons referred to in Clause 17.13.1.

17.14	Survival: The provisions in this Clause 17 shall remain in full force and effect notwithstanding the completion of the Global Offering and the matters and arrangements referred to or contemplated in this Agreement or the termination of this Agreement.

17.15	Officer’s Certificates: Any certificate signed by any officer of the Company or of any of the other members of the Group and delivered to the Joint Representative, the Joint Global Coordinators or the Joint Sponsors or any Underwriter or any counsel for the Underwriters pursuant to this Agreement shall be deemed to be a representation and warranty by the Company, as to matters covered thereby, to each Joint Representative, Joint Global Coordinator, Joint Sponsor or Underwriter.

18	RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES

18.1	In the event that any Joint Sponsor, Joint Representative, Joint Global Coordinator, the Joint Bookrunner, the Joint Lead Manager or Hong Kong Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Joint Sponsor, Joint Representative, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager or Hong Kong Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

18.2	In the event that any Joint Sponsor, Joint Representative, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager or Hong Kong Underwriter that is a Covered Entity or a Covered Affiliate of such Joint Sponsor, Joint Representative, Joint Global Coordinator or Hong Kong Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Joint Sponsor, Joint Representative, Joint Global Coordinator, Joint Bookrunner, Joint Lead Manager or Hong Kong Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

SCHEDULE 1
THE HONG KONG UNDERWRITERS

SCHEDULE 2
THE WARRANTIES

PART A

The Company represents and warrants to, and agrees with, each of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the International Underwriters that:

a.	an “automatic shelf registration statement” as defined under Rule 405 under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), on Form F-3 (File No. 333) relating to the registration of the ordinary shares of the Company, including the Offer Shares and the Borrowed Shares made available for loan by the Lender to the Borrower in accordance with the terms of the Stock Borrowing Agreement has been filed with the U.S. Securities and Exchange Commission (the “SEC”) not earlier than three years prior to the date hereof. Such registration statement, and any post-effective amendment thereto, became effective on filing with the SEC. Such registration statement, at the time it became effective, or, if a post-effective amendment is filed with respect thereto, as amended by such post-effective amendment at the time of its effectiveness, including the exhibits and any schedules thereto, the documents incorporated or deemed to be incorporated by reference therein and the documents otherwise deemed to be a part thereof at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act, is referred to herein as the “Registration Statement;” the base prospectus filed as part of such registration statement, in the form in which it has most recently been filed with the SEC on or prior to the date of the International Underwriting Agreement, is hereinafter called the “Basic Prospectus;” any preliminary prospectus (including any preliminary prospectus supplement) relating to the Offer Shares filed with the SEC pursuant to Rule 424(b) under the Securities Act is hereinafter called a “Preliminary Prospectus;” the Basic Prospectus, as amended and supplemented immediately prior to the Time of Sale (as defined in the International Underwriting Agreement), is hereinafter called the “Pricing Prospectus;” the Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Offer Shares in the form first used to confirm sales of the Offer Shares (or in the form first made available to the International Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter called the “Prospectus;” any reference herein to the Basic Prospectus, the Pricing Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 6 of Form F-3 under the Securities Act, as of the date of such prospectus; any reference to any amendment or supplement to the Registration Statement, Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include documents subsequently filed or furnished by the Company under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein (which in the case of any report on Form 6-K shall expressly indicate it is being incorporated by reference); any reference to any amendment or supplement to the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, and any prospectus supplement relating to the Offer Shares filed with the SEC pursuant to Rule 424(b) under the Securities Act, in each case after the date of the Basic Prospectus, such Preliminary Prospectus, or the Prospectus, as the case may be; any oral or written communication with potential investors undertaken in reliance on Rule 163B under the Securities Act is hereinafter called a “Testing-the-Waters Communication”; and any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act is hereinafter called a “Written Testing-the-Waters Communication”; and any “issuer free writing prospectus” as defined in Rule 433 under the Securities Act relating to the Offer Shares is hereinafter called an “Issuer Free Writing Prospectus”); “General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule II hereto. The Pricing Prospectus, as supplemented by any General Use Issuer Free Writing Prospectus(es) and other documents and information set forth in Schedule II to this Agreement, all considered together, are collectively referred to herein as the “General Disclosure Package.” As used herein, the “Time of Sale” means the time when sales of the International Offer Shares were first made.

b.	No stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceeding for that purpose has been initiated or, to the Company’s best knowledge, threatened by the SEC, no notice of objection of the SEC to the use of such Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company and the Offer Shares have been duly registered under the Securities Act pursuant to such Registration Statement.

c.	The Company is not an “ineligible issuer” as defined in Rule 405 under the Securities Act in connection with the offering of the Offer Shares. The Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the SEC objects to the use of the Registration Statement as an automatic shelf registration statement.

d.	(A) No order preventing or suspending the use of any Preliminary Prospectus or any Issuer Free Writing Prospectus has been issued by the SEC, and (B) each Preliminary Prospectus, at the time of filing thereof, conformed in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC thereunder, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

e.	The General Disclosure Package, and any Testing-the-Waters Communication, when considered together with the General Disclosure Package, as of the Time of Sale did not, and as of each Time of Delivery will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and each Issuer Free Writing Prospectus, each “roadshow” as defined in Rule 433(h) under the Securities Act (a “roadshow”) and each Written Testing-the-Waters Communication does not conflict with the material information contained in the Registration Statement, the Pricing Prospectus or the Prospectus and each Issuer Free Writing Prospectus and each Written Testing-the-Waters Communication, taken together with the General Disclosure Package as of the Time of Sale, did not, and as of each Time of Delivery will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

f.	The Registration Statement, the Pricing Prospectus, the Prospectus, any Issuer Free Writing Prospectus and the filing of the relevant documents with the SEC have been duly authorized by and on behalf of the Company, and the Registration Statement has been duly executed pursuant to such authorization by and on behalf of the Company.

g.	The Company (including, without limitation, its agents and representatives, other than the Underwriters in their capacity as such) has not made, used, prepared, authorized, approved or referred to any offering material in connection with the offering and sale of the Offer Shares and will not, without the prior written consent of the Joint Representatives, prepare, make, use, authorize, approve or refer to any offering material, other than the Pricing Prospectus and any Issuer Free Writing Prospectus to which the Joint Representatives have consented in accordance with this Agreement.

h.	The documents incorporated by reference in the Pricing Prospectus and the Prospectus, when they became effective or were filed with the SEC, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.

i.	The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement and the Prospectus will conform, to the requirements of the Securities Act and the rules and regulations of the SEC thereunder and do not and will not, as of the applicable effective date as to each part of the Registration Statement, as of the applicable filing date as to the Prospectus and any amendment or supplement thereto, and as of each Time of Delivery, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

j.	(A) The Company (i) has not alone engaged in any Testing-the-Waters Communication other than Testing-the-Waters Communications with the consent of the Joint Representatives with entities that are qualified institutional buyers within the meaning of Rule 144A under the Securities Act or institutions that are accredited investors within the meaning of Rule 501 under the Securities Act, and (ii) has not authorized anyone other than the Underwriters to engage in Testing-the-Waters Communications. The Company reconfirms that the Underwriters have been authorized to act on its behalf in undertaking Testing-the-Waters Communications.

k.	Neither the Company nor any of its subsidiaries or consolidated variable interest entities has, since the date of the latest audited financial statements, (i) sustained any material loss or interference with its business from fire, explosion, flood, pandemic or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree or (ii) entered into any material transaction or agreement or incurred any material liability or obligation, direct or contingent, in each case otherwise than as set forth in the Registration Statement, the General Disclosure Package and the Prospectus; and, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, there has not been (x) any change in the capital stock (other than as a result of (i) the exercise, if any, of stock options or the award, if any, of stock options or restricted stock in the ordinary course of business pursuant to the Company’s equity plans that are described in the Registration Statement, the General Disclosure Package and the Prospectus or (ii) the issuance, if any, of stock upon conversion of Company securities as described in the Registration Statement, the General Disclosure Package and the Prospectus) or long term debt of the Company or any of its subsidiaries and consolidated variable interest entities, or (y) any Material Adverse Change (as defined below); as used in the International Underwriting Agreement, “Material Adverse Change” shall mean a material adverse change or any development involving a prospective material adverse change, in or affecting the assets, liabilities, business, general affairs, management, prospects, shareholders’ equity, profits, losses, results of operations, position or condition, financial or otherwise, or performance of the Company and its subsidiaries and consolidated variable interest entities, taken as a whole.

l.	The Company and its subsidiaries and consolidated variable interest entities have good and marketable title to all properties and assets owned by them, that are material to the business of the Company, its subsidiaries and consolidated variable interest entities, in each case free and clear of all liens, encumbrances and defects except such as are described in the Registration Statement, the General Disclosure Package and the Prospectus or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries and consolidated variable interest entities; any real property and buildings held under lease by the Company and its subsidiaries and consolidated variable interest entities are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries and consolidated variable interest entities; and none of the Company or any of its subsidiaries or consolidated variable interest entities has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries or consolidated variable interest entities under any of the leases mentioned above, or affecting or questioning the rights of the Company or any of its subsidiaries or consolidated variable interest entities to the continued possession of the leased or subleased premises under any such lease.

m.	Each of the Company and each of its subsidiaries and consolidated variable interest entities has been (i) duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus, and (ii) to the extent applicable, duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except in the case of this clause (ii), to the extent that the failure to be so qualified or be in good standing would not be reasonably likely to result in a Material Adverse Change; the Company has been duly registered as a non-Hong Kong company under Part 16 of the then in force Companies Ordinance (Chapter 622 of the Laws of Hong Kong); and each of the business licenses and articles of association of each of the subsidiaries and consolidated variable interest entities formed under the laws and regulations of the People’s Republic of China (the PRC) is in full force and effect under, and in compliance with PRC law.

n.	The Company has an authorized capitalization as set forth in the Registration Statement, the General Disclosure Package and the Prospectus and all of the issued shares of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and conform to the description of the Shares contained in the Registration Statement, the General Disclosure Package and the Prospectus; all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid (if they have become due and payable pursuant to their respective articles of association) and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for such liens or encumbrances described in the Registration Statement, the General Disclosure Package and the Prospectus; all of the equity interests in the consolidated variable interest entities have been duly and validly authorized and issued, are fully paid (if they have become due and payable pursuant to their respective articles of association) and non-assessable in accordance with the laws of the PRC and free and clear of all liens, encumbrances, equities or claims; the Offer Shares to be issued and sold by the Company to the Underwriters have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable, free of any restriction upon the holding, voting or transfer thereof and will conform to the description of the Shares contained in the Registration Statement, the General Disclosure Package and the Prospectus; and no person has exercised any preemptive or similar rights in connection with the issuance of the Offer Shares.

o.	Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, no person has any preemptive rights, resale rights, rights of first refusal or other rights to purchase, or instruments convertible into or exchangeable for, any equity interest in the Company or its subsidiaries or consolidated variable interest entities, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any shares in the capital stock of the Company, its subsidiaries or consolidated variable interest entities, any such convertible or exchangeable securities or any such rights, warrants or options.

p.	Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a registration statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Securities Act (collectively, “registration rights”), other than registration rights that will be satisfied, waived or complied with.

q.	The issue and sale of the Offer Shares and the compliance by the Company with this Agreement, the International Underwriting Agreement and the Operative Documents and the consummation of the transactions contemplated in this Agreement, the International Underwriting Agreement, the Operative Documents, the Registration Statement, the General Disclosure Package and the Prospectus and the Stock Borrowing Agreement, as applicable, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (A) any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its subsidiaries or consolidated variable interest entities is a party or by which the Company or any of its subsidiaries or consolidated variable interest entities is bound or to which any of the property or assets of the Company or any of its subsidiaries or consolidated variable interest entities is subject, except for such conflicts, breaches, violations or defaults that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change, (B) the certificate of incorporation or by-laws (or other applicable organizational document) of the Company or any of its subsidiaries or consolidated variable interest entities, or (C) any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or consolidated variable interest entities or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required to be obtained by the Company or the Lender for the consummation of the transactions contemplated by this Agreement, the International Underwriting Agreement and the Operative Documents for the issuing, offering and sale of the Offer Shares, the deposit of the Offer Shares with the HKSCC or the delivery of the Borrowed Shares, except such as have been obtained under the Securities Act and for such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or Blue Sky laws or any laws of jurisdictions outside the PRC, Cayman Islands, Hong Kong and the United States in connection with the purchase and distribution of the Offer Shares by the Underwriters and such final approval from the SEHK for the listing of and permission to deal in the Offer Shares on the Main Board of the SEHK.

r.	The certificate of incorporation, by-laws or other constitutional or organizational documents of each of the Company and its subsidiaries and consolidated variable interest entities comply with the requirements of applicable law in its respective jurisdiction of incorporation and are in full force and effect; and the constitutional and organizational documents of the Company comply with the laws of Hong Kong (including, without limitation, the Listing Rules) in all material respects.

s.	The 1,650,000 Class A ordinary shares of the Company available for loan by the Lender to the Borrower in accordance with the terms of the Stock Borrowing Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and will be delivered by the Lender in accordance with the terms of the Stock Borrowing Agreement.

t.	Neither the Company nor any of its subsidiaries and consolidated variable interest entities is (A) in violation of any applicable laws, regulations, rules, orders, decrees, guidelines or notices of the PRC, the Cayman Islands, Hong Kong, British Virgin Islands or any other jurisdiction where it was incorporated or operates, (B) in breach of or in default under any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any court or governmental agency or body of any stock exchange authorities in the PRC, the Cayman Islands, Hong Kong, British Virgin Islands or any other jurisdiction where it was incorporated or operates, (C) in violation of its constitutive or organizational documents, or (D) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except such violations or defaults under clauses (A), (B) or (D) above that would not, individually or in the aggregate, result in a Material Adverse Change.

u.	The application of the net proceeds from the offer and sale of the Offer Shares, as described in the Registration Statement, the General Disclosure Package and the Prospectus, will not contravene any provision of any current and applicable laws or the current constituent documents of the Company or any of its subsidiaries or consolidated variable interest entities or contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument currently binding upon the Company or any of its subsidiaries or consolidated variable interest entities or any governmental authorization applicable to any of the Company or any of its subsidiaries or consolidated variable interest entities;

v.	Any third-party statistical, industry-related and market-related data included in the Registration Statement, the General Disclosure Package and the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate, and, the Company has obtained the written consents to the use of such data from such sources to the extent required.

w.	Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries or consolidated variable interest entities or any officer or director of the Company is a party or of which any property or assets of the Company or any of its subsidiaries or consolidated variable interest entities or any officer or director of the Company is the subject which, if determined adversely to the Company or any of its subsidiaries or consolidated variable interest entities (or such officer or director), would individually or in the aggregate result in a Material Adverse Change; and, to the Company’s best knowledge after due and careful inquiry, no such proceedings are threatened or contemplated by governmental authorities or others.

x.	Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Company and its subsidiaries and consolidated variable interest entities possess, and are in compliance with the terms of, all certificates, authorizations, franchises, licenses and permits (the “Licenses”) necessary or material to the conduct of the business now conducted or proposed in the Registration Statement, the General Disclosure Package and the Prospectus to be conducted by them, and have not received any notice of proceedings relating to the revocation or modification of any License that, if determined adversely to the Company or any of its subsidiaries or consolidated variable interest entities, would individually or in the aggregate, (i) result in a Material Adverse Change on the Company and its subsidiaries and consolidated variable interest entities taken as a whole, or (ii) prevent the consummation of the transactions contemplated hereby, in the Hong Kong Underwriting Agreement or in the Operative Documents; all such Licenses necessary or material to the conduct of the business now conducted or proposed in the Registration Statement, the General Disclosure Package and the Prospectus to be conducted by them contain no conditions precedent that have not been fulfilled or performed or other materially burdensome restrictions or conditions not described in the Registration Statement, the General Disclosure Package and the Prospectus; all such Licenses are valid and in full force and effect, and none of the Company or its subsidiaries or consolidated variable interest entities is in violation of, or in default under, or has received notice of any action, suit, proceeding, investigation or inquiry relating to revocation, suspension or modification of, or has any reason to believe that any relevant governmental authority is considering revoking, suspending or modifying, any such License.

y.	The Company and its subsidiaries and consolidated variable interest entities own, possess, licenses or has other rights to use or can acquire on reasonable terms sufficient trademarks, service marks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets, inventions, technology, know-how and other intellectual property and similar rights, including registrations and applications for registration thereof (collectively, “Intellectual Property Rights”) necessary or material to the conduct of the business now conducted or proposed in the Registration Statement, the General Disclosure Package and the Prospectus to be conducted by them, and the loss or expiration of any such Intellectual Property Rights would not, individually or in the aggregate, result in a Material Adverse Change. (i) There are no rights of third parties to any of the Intellectual Property Rights owned by the Company or its subsidiaries or consolidated variable interest entities; (ii) there is no infringement, misappropriation, breach, default or other violation, or the occurrence of any event that with notice or the passage of time would constitute or result in any of the foregoing, by the Company or its subsidiaries or consolidated variable interest entities or third parties of any of the Intellectual Property Rights of the Company or its subsidiaries or consolidated variable interest entities; (iii) there is no pending or threatened action, suit, proceeding or claim by others challenging the Company’s or any of its subsidiaries’ or consolidated variable interest entities’ rights in or to, or the violation of any of the terms of, any of their Intellectual Property Rights, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (iv) there is no pending or, to the Company’s best knowledge, threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any such Intellectual Property Rights, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (v) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its subsidiaries or consolidated variable interest entities infringes, misappropriates or otherwise violates or conflicts with any Intellectual Property Rights or other proprietary rights of others and the Company is unaware of any other fact which would form a reasonable basis for any such claim; and (vi) none of the Intellectual Property Rights used by the Company or its subsidiaries or consolidated variable interest entities in their businesses has been obtained or is being used by the Company or its subsidiaries or consolidated variable interest entities in violation of any contractual obligation binding on the Company or any of its subsidiaries or consolidated variable interest entities in violation of the rights of any persons; except in each case covered by clauses (i) through (vi) above such as would not, if determined adversely to the Company or any of the subsidiaries or consolidated variable interest entities, individually or in the aggregate, result in a Material Adverse Change.

z.	The Company’s and its subsidiaries’ or consolidated variable interest entities’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its subsidiaries or consolidated variable interest entities, take as a whole, as currently conducted, free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants, except those that would not result in a Material Adverse Change. The Company and its subsidiaries or consolidated variable interest entities have implemented and maintained reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to the same, except for those that would not reasonably be expected to have a Material Adverse Change or that have been remedied without material cost or liability. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Company and its subsidiaries or consolidated variable interest entities are presently in compliance in all material respects with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to cybersecurity, the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

aa.	Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, (A) the Company and its subsidiaries and consolidated variable interest entities and their respective assets and operations are in compliance with, and the Company and each of its subsidiaries and consolidated variable interest entities have obtained or made and hold and are in compliance with all approvals required under, any and all applicable Cybersecurity Laws (as defined below); and (B) none of the Company or its subsidiaries or consolidated variable interest entities is the subject of any investigation, or has received any inquiry, notice, warning, sanction or claim, or is a party to or affected by any pending or, threatened action, suit, proceeding or claim, or is bound by any judgment, decree or order, or has entered into any agreement, in each case relating to any alleged violation of any Cybersecurity Law, in particular, neither the Company nor its subsidiaries or consolidated variable interest entities is currently subject to a cybersecurity review by the Cyberspace Administration of the PRC (the “CAC”), except which would not, if determined adversely to the Company or any of the subsidiaries or consolidated variable interest entities, individually or in the aggregate, result in a Material Adverse Change. As used herein, “Cybersecurity Laws” means any statute, rule, regulation, decision or order of any governmental agency or any court, domestic or foreign relating to IT System security, data security and cyberspace security relevant and applicable to the conduct of the business now conducted by the Company and its subsidiaries and consolidated variable interest entities.

bb.	(A) (i) No labor dispute with the employees of the Company or any of its subsidiaries or consolidated variable interest entities exists or, to the best knowledge of the Company after due and careful inquiry, is imminent that could have a Material Adverse Change on the Company, and (ii) except for matters which would not, individually or in the aggregate, result in a Material Adverse Change, to the best of the Company’s knowledge after due and careful inquiry, there is no existing, imminent or threatened labor disturbance by the employees of any of the principal suppliers or contractors of the Company or any of its subsidiaries or consolidated variable interest entities; and (B) except for matters which would not, individually or in the aggregate, result in a Material Adverse Change, there have been and are no violations of any applicable labor and employment law in the relevant jurisdictions by the Company or any of its subsidiaries or consolidated variable interest entities or, to the best of the Company’s knowledge after due and careful inquiry, by any of the principal suppliers or contractors of the Company or any of its subsidiaries or consolidated variable interest entities.

cc.	All returns, reports or filings which ought to have been made by or in respect of the Company and its subsidiaries and consolidated variable interest entities for taxation purposes as required by the law of the jurisdictions in which the Company and its subsidiaries and consolidated variable interest entities are incorporated, managed or engage in business have been made and all such returns, reports or filings are correct and were prepared on a proper basis in all respects, except where the failure to make any such return, report or filing, or correctly or properly file any such return, report or filing, would not reasonably be expected to result in a Material Adverse Change; no such returns, reports or filings are the subject of any dispute with the relevant revenue or other appropriate authorities except as may be being contested in good faith and by appropriate proceedings; the provisions included in the audited consolidated financial statements as set out in the Registration Statement, the General Disclosure Package and the Prospectus included appropriate provisions required under U.S. generally accepted accounting principles (“U.S. GAAP”) for all taxation in respect of accounting periods ended on or before the accounting reference date to which such audited accounts relate for which the Company was then or might reasonably be expected thereafter to become or have become liable; and neither the Company nor any of its subsidiaries or consolidated variable interest entities has received written notice of any material tax deficiency with respect to the Company or any of its subsidiaries or consolidated variable interest entities; the Company and each of its subsidiaries and consolidated variable interest entities have paid all taxes (including any assessments, fines or penalties) required to be paid by them and has no knowledge, after due and careful inquiry, of any tax deficiency which might be assessed against them, except as would not result in a Material Adverse Change.

dd.	The Company and its subsidiaries and consolidated variable interest entities carry, or are covered by, insurance for the conduct of their respective businesses and the value of their respective properties, if applicable, in such amounts and covering such risks as is adequate and customary for companies engaged in similar businesses; all such insurance is fully in force on the date hereof and will be fully in force at each Time of Delivery; the Company and its subsidiaries and consolidated variable interest entities are in compliance with the terms of all such insurance and there are no claims by the Company or any of its subsidiaries or consolidated variable interest entities under any such insurance as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any of its subsidiaries or consolidated variable interest entities has any reason to believe that it will not be able to renew any such insurance as and when such insurance expires; neither the Company nor any of its subsidiaries or consolidated variable interest entities has been refused any material insurance coverage sought or applied for.

ee.	The Company is not and, after giving effect to the offering and sale of the Offer Shares and the application of the proceeds thereof, will not be an “investment company”, as such term is defined in the U.S. Investment Company Act of 1940, as amended.

ff.	The Company does not believe it was a passive foreign investment company within the meaning of Section 1297(a) of the United States Internal Revenue Code of 1986, as amended, for its most recent taxable year and it does not expect to be one for its current taxable year or in the foreseeable future.

gg.	PricewaterhouseCoopers Zhong Tian LLP (the “Auditor”), who have (i) certified certain financial statements of the Company and its subsidiaries and consolidated variable interest entities, and (ii) audited the Company’s internal control over financial reporting and management’s assessment thereof, are independent public accountants as required by the Securities Act and the rules and regulations of the SEC thereunder.

hh.	The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act that (i) complies with the requirements of the Exchange Act, (ii) has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and (iii) is sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and the Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting.

ii.	(Since the date of the latest audited financial statements incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

jj.	The Company is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

kk.	The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries and consolidated variable interest entities is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.

ll.	Solely to the extent that the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC and the Nasdaq thereunder have been and are applicable to the Company, there is and has been no failure on the part of the Company to comply in all respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC and the Nasdaq thereunder.

mm.	The Company has established, maintained and evaluated, or by the Listing Date shall have established, effective disclosure and corporate governance controls and procedures to ensure that the Company and its board of directors comply in a timely manner with the applicable requirements of the Listing Rules, the Hong Kong Codes on Takeovers and Mergers and Share Buy-backs, the Securities and Futures Ordinance, the Companies Ordinance, the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) and any other applicable law relating to disclosure of information and reporting obligations.

nn.	Neither the Company nor any of its subsidiaries or consolidated variable interest entities nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, representative, affiliate or other individual or entity (“Person”) acting for or on behalf of the Company or any of its subsidiaries or consolidated variable interest entities, is aware of or has, directly or indirectly, made, offered, promised or authorized (i) any contribution, payment, gift of funds or property, or anything of value to any public official (as defined below), where either the payment or the purpose of such contribution, payment, gift or thing of value was, is, or would be made, offered, promised or authorized to influence official action or to obtain or retain any undue commercial advantage for the Company or any of its subsidiaries or consolidated variable interest entities, or prohibited under any applicable law; or (ii) any bribe, rebate, payoff, influence payment, kickback or other corrupt or unlawful payment in any jurisdiction in connection with the business activities of the Company or any of its subsidiaries or consolidated variable interest entities; without prejudice to the foregoing, neither the Company nor any of its subsidiaries or consolidated variable interest entities nor any director, officer, or employee of the Company or of any of its subsidiaries or consolidated variable interest entities, or, to the Company’s knowledge, any agent, affiliate, representative or other Person acting for or on behalf of the Company, its subsidiaries or consolidated variable interest entities, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of any relevant anti-bribery or anti-corruption laws or the rules or regulations thereunder (“Anti-Corruption Laws”), including, but not limited to, the Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as may be amended; and the Company and its subsidiaries and consolidated variable interest entities all have instituted, maintained and enforced policies and procedures designed to ensure continued compliance therewith; and no part of the proceeds of the offering will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder (as used herein, “public official” includes any official, agent, officer, employee or representative of, or any Person acting in an official capacity on behalf of, any of the following parties: a national, supranational, regional or local authority, an agency, department or instrumentality of a government, a judicial body, a public international organization, a political party, a body that exercises regulatory authority over any one of the Underwriters, or an entity or enterprise with any level of government or state ownership or control by any one of the foregoing parties; and also includes any candidate for public office or for any political party position and any member of any royal or ruling family; the definition of “public official” further includes immediate family members and close associates of all parties mentioned above);

oo.	Except as specifically disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Company and its subsidiaries and consolidated variable interest entities have maintained complete and accurate books and records in accordance with the Anti-Corruption Laws and generally accepted accounting principles, and have conducted their respective businesses in compliance with applicable Anti-Corruption Laws, Money Laundering Laws, Sanctions and laws relating to data privacy and data security, and have in place, have adhered to, and shall adhere to policies and procedures designed to pre-vent their directors, officers, employees, affiliates, agents, representatives and other Persons acting for or on behalf of the Company or any of its subsidiaries or consolidated variable interest entities from engaging in any conduct that would result in violations of any such laws by any of the Company, its subsidiaries and consolidated variable interest entities, or any Person participating in the offering (whether as underwriter, advisor, investor or otherwise).

pp.	The operations of the Company and its subsidiaries and consolidated variable interest entities are and have been conducted at all times in compliance in all respects with applicable financial recordkeeping and reporting and anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which the Company and its subsidiaries and consolidated variable interest entities conduct business, and any related or similar rules, regulations or guidelines issued, administered or enforced by any relevant governmental agency (collectively, the “Money Laundering Laws”).

qq.	No investigation, inquiry, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or consolidated variable interest entities with respect to the Anti-Corruption Laws, Money Laundering Laws, and Sanctions is pending or, to the knowledge of the Company, threatened.

rr.	None of the Company nor any of its subsidiaries or consolidated variable interest entities nor any director employee or officer thereof, nor, to the knowledge of the Company, any agent, affiliate, representative or other person acting for or on behalf of the Company, its subsidiaries or consolidated variable interest entities, is a Person that is, or is owned 50% or more or controlled by a Person that is: (i) currently the target of or subject to any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or the U.S. Department of State and the U.S. Department of Commerce (and including, without limitation, persons designated as a “specially designated national”, “blocked person” or “foreign sanctions evader”), the European Union, Switzerland, Her Majesty’s Treasury, the Hong Kong Monetary Authority, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) is or has been located, organized or resident in or otherwise affiliated with a country or territory that is, or whose government is, the target of or subject to Sanctions. Furthermore, the Company, its subsidiaries and consolidated variable interest entities will not directly or indirectly use the proceeds of the offering of the Offer Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, consolidated variable interest entities, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the target of or subject to Sanctions or (ii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions; neither the Company, nor any of its subsidiaries or consolidated variable interest entities has engaged in any dealings or transactions, directly or indirectly, with or for the benefit of a Person that at the time of the dealing or transaction is or was the target of or subject to Sanctions, or is or was owned 50% or more or controlled by any such Person, or with, in or relating to a country or territory that at the time of the dealing or transaction is or was, or whose government is or was, the target of or subject to Sanctions ; nor does the Company, or any of its subsidiaries or consolidated variable interest entities have any plans to engage in dealings or transactions, directly or indirectly, with or for the benefit of such Persons, or with or in such country or territory.

ss.	(A) The Company and its subsidiaries and consolidated variable interest entities and their respective assets and operations are in compliance with, and the Company and each of its subsidiaries and consolidated variable interest entities have obtained or made and hold and are in compliance with all approvals required under, any and all applicable Environmental Laws (as defined below) in all material respects; (B) there are no past, present or, reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to the Company and its subsidiaries and consolidated variable interest entities, taken as a whole, under, or to interfere with or prevent compliance by each of the Company and its subsidiaries and consolidated variable interest entities with, Environmental Laws; (C) none of the Company or its subsidiaries or consolidated variable interest entities is the subject of any investigation, or has received any notice or claim, or is a party to or affected by any pending or, threatened action, suit, proceeding or claim, or is bound by any judgment, decree or order, or has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or clean-up at any location of any Hazardous Materials (as defined below), which would, individually or in the aggregate, result in a Material Adverse Change (as used herein, “Environmental Laws” means any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign relating to health, safety, the environment (including, without limitation, the protection, cleanup or restoration thereof), natural resources or Hazardous Materials (including, without limitation, the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials), and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law)

tt.	(Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, none of the Company’s subsidiaries is currently prohibited, directly or indirectly, from paying any dividends to the Company or its other subsidiaries, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company or the other subsidiaries any loans or advances to such subsidiary from the Company or the other subsidiaries or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, all dividends declared by a subsidiary in the PRC may under the current laws and regulations of the PRC be freely transferred out of the PRC and may be paid in United States dollars, subject to the successful completion of PRC formalities required for such remittance, and all such dividends and other distributions will not be subject to withholding or other taxes under the laws and regulations of the PRC and are otherwise free and clear of any other tax, withholding or deduction in the PRC, and without the necessity of obtaining any consents, approvals, authorizations, orders, registrations, clearances or qualifications of or with any court or governmental agency or body having jurisdiction over such person.

uu.	Each party to the material agreements to which the consolidated variable interest entities and its shareholders are a party (the “VIE Agreements”) has the legal right, power and authority (corporate and other, as the case may be) to enter into and perform its respective obligations under the VIE Agreements and has duly authorized, executed and delivered, each of the VIE Agreements; and, each of the VIE Agreements constitutes a valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting creditors’ rights or by equitable principles relating to enforceability. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or any court) is required for the performance of the obligations under any VIE Agreement by the parties thereto; the VIE Agreements do not violate, breach, contravene or otherwise conflict with any applicable laws of the PRC and the execution, delivery and performance of each VIE Agreement by the parties thereto do not and will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, encumbrance, equity or claim upon any property or assets of the Company or any of its subsidiaries and consolidated variable interest entities pursuant to (i) the constitutive or organizational documents of the Company or any of its subsidiaries and consolidated variable interest entities, (ii) any applicable statute, rule, regulation or order currently in effect of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any of its subsidiaries and consolidated variable interest entities or any of their properties, or (iii) any indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Company or any of its subsidiaries and consolidated variable interest entities is a party or by which the Company or any of its subsidiaries and consolidated variable interest entities is bound or to which any of the properties of the Company or any of its subsidiaries and consolidated variable interest entities is subject; there is no legal or governmental proceeding, inquiry or investigation pending against the Company, its subsidiaries and consolidated variable interest entities or shareholders of the consolidated variable interest entities in any jurisdiction challenging the validity of any of the VIE Agreements, and to the best knowledge of the Company after due and careful inquiry, no such proceeding, inquiry or investigation is threatened in any jurisdiction; each VIE Agreement is in full force and effect and none of the parties thereto is in breach or default in the performance of any of the terms or provisions of such VIE Agreement; none of the parties to any of the VIE Agreements has sent or received any communication regarding termination of, or intention not to renew, any of the VIE Agreements, and no such termination or non-renewal has been threatened by any of the parties thereto; the Company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the consolidated variable interest entities.

vv.	Each of the Company and its subsidiaries that were incorporated outside of the PRC has taken, or is in the process of taking, all reasonable steps to comply with, and to ensure compliance by each of its shareholders and option holders that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen with any applicable rules and regulations of the State Administration of Foreign Exchange (the “SAFE Regulations”), including, without limitation, requesting each shareholder and option holder that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen to complete any registration and other procedures required under applicable SAFE Regulations.

ww.	Each of this Agreement, the International Underwriting Agreement and the Operative Documents has been duly authorized, executed and delivered by the Company and, when validly authorized, executed and delivered by the other parties hereto and thereto, constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

xx.	The financial statements included in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly the financial position of the Company and its subsidiaries and consolidated variable interest entities at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its subsidiaries and consolidated variable interest entities for the periods specified; said financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in accordance with U.S. GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein.

yy.	The unaudited pro forma financial information and the related notes thereto included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein, have been prepared in accordance with the applicable requirements of the Listing Rules and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Registration Statement, the General Disclosure Package and the Prospectus. The pro forma adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein, and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data. Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included in the Registration Statement, the General Disclosure Package and the Prospectus.

zz.	All information disclosed or made available (or which is required to have been disclosed or made available, including, without limitation, as necessary or relevant to the performance by the Joint Sponsors of its obligations as sponsor under the Listing Rules) in writing or orally from time to time by or on behalf of the Company or any of its subsidiaries or consolidated variable interest entities or any director, officer, employee or agent of the Company or any of its subsidiaries or consolidated variable interest entities to the SEHK, the SFC, the SEC or the Underwriters for the purposes of the Global Offering and/or the listing of the Offer Shares on the SEHK (including, without limitation, for the purposes of replying to queries raised by the SEHK or the SFC or the SEC) was so disclosed or made available in full and in good faith and was, and remains, complete, true and accurate in all material respects and not misleading in any material respects, and there is no other information which has not been provided the result of which would make the information so received misleading in any material respects.

aaa.	All statements or expressions of opinion or intention or forecasts or estimates (including, without limitation, the statements regarding the sufficiency of working capital, future plans, use of proceeds, significant accounting policies, indebtedness, prospects, dividends, material contracts and litigation) disclosed during the course of the Global Offering, remain fairly and honestly made after due and proper consideration and on reasonable grounds and, where appropriate, based on reasonable grounds and assumptions, and such grounds or assumptions remain truly and honestly held by the Company and its directors and there are no other facts known or which could, upon due and careful inquiry, have been known to the Company or its directors the omission of which would make any such statement or expression misleading in any respect.

bbb.	Any certificate signed by any officer or director of the Company and delivered to the Underwriters, counsel for the Underwriters as required or contemplated by this Agreement or the International Underwriting Agreement, as applicable, shall constitute a representation and warranty hereunder by the Company, as to matters covered thereby, to each Underwriter.

ccc.	There are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the Global Offering.

ddd.	Except as disclosed in the Registration Statement, the General Disclosure Package, the Prospectus and the other documents filed with the SEHK in connection with the Company’s listing application and/or the Hong Kong Public Offering, no transaction tax, issue tax, stamp duty, capital, documentary, registration, or other issuance or transfer tax or duty or any withholding tax is or will be payable by or on behalf of the Company or the Underwriters, or otherwise imposed on any payments made to the Underwriters, acting in their capacity as Underwriters, in connection with (i) the creation, allotment and issuance of the Offer Shares; (ii) the sale and delivery by the Company of the Offer Shares to the Underwriters or purchases procured by the Underwriters ; (iii) the sale and delivery by the Underwriters of the Offer Shares to the initial purchasers thereof; (iv) the execution, delivery or performance of this Agreement, the International Underwriting Agreement or the Stock Borrowing Agreement or the consummation of the transactions contemplated by this Agreement, the Hong Kong Underwriting Agreement or the Stock Borrowing Agreement; (v) any subsequent transfer of, or agreement to transfer, the Offer Shares through the facilities of the HKSCC (including such transfers to purchasers procured by the Underwriters); or (vi) deposit of the Offer Shares with the HKSCC; and

eee.	The statements set forth in the Registration Statement, the General Disclosure Package and the Prospectus under the caption “Description of Share Capital” insofar as they purport to constitute summaries of the terms of the ordinary shares. The statements set forth in the annual report of the Company filed with the SEC for the year ended December 31, 2020 under the caption “Item 10. Additional Information — B. Memorandum and Articles of Association,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair in all material respects.

fff.	Approval in principle has been obtained from the Listing Committee for the listing of, and permission to deal in, the Offer Shares on the Main Board of the SEHK and there is no reason to believe that such approval may be revoked, suspended or modified.

PART B

The Selling Shareholder represents and warrants to, and agrees with, each of the Joint Sponsors, the Joint Representatives, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead Managers and the International Underwriters that:

a.	The Selling Shareholder has been duly organized and is validly existing as a company or a limited partnership, as the case may be, in good standing (where applicable) in its jurisdiction of organization.

b.	The Selling Shareholder has and on each Time of Delivery hereinafter mentioned will have valid and unencumbered title to the Shares to be delivered by such Selling Shareholder on such Time of Delivery and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Shares thereby to be delivered by the Selling Shareholder on such Time of Delivery hereunder; and upon the delivery of and payment for the Shares on each Time of Delivery hereunder the several Underwriters will acquire valid and unencumbered title to the Shares to be delivered by the Selling Shareholder on such Time of Delivery.

c.	The Shares to be sold by the Selling Shareholder may be freely transferable by such Selling Shareholder to or for the accounts of the several Underwriters; and there are no restrictions on subsequent transfers of the Shares under the laws of the Cayman Islands, the PRC or the United States, except as described in the Registration Statement, the Pricing Disclosure Package or the Prospectus.

d.	No consent, approval, authorization or order of, or filing with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Selling Shareholder for the consummation of the transactions contemplated by the Power of Attorney (as defined below), the Custody Agreement (as defined below) or this Agreement in connection with the offering and sale of the Shares sold by the Selling Shareholder, except such as have been obtained and made under the Securities Act and such as may be required under state securities laws.

e.	The execution, delivery and performance of the Power of Attorney (as defined below), the Custody Agreement (as defined below) and the International Underwriting Agreement and the consummation of the transactions therein and herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Selling Shareholder pursuant to, any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Selling Shareholder or any of its properties or any agreement or instrument to which the Selling Shareholder is a party or by which the Selling Shareholder is bound or to which any of the properties of the Selling Shareholder is subject, or the charter or by-laws or constituent documents of the Selling Shareholder.

f.	The Selling Shareholder has full right, power and authority to execute and deliver this Agreement and the Custody Agreement (the “Custody Agreement”) signed by such Selling Shareholder and the Company, as custodian (in such capacity, the “Custodian”) in connection with the offer and sale of the Shares contemplated herein and to perform its obligations under such agreements.

g.	The power of attorney (“Power of Attorney”), appointing certain individual(s) named therein as the Selling Shareholder’s attorneys-in-fact (each, an “Attorney-in-Fact”) relating to the transactions contemplated hereby and by the Prospectus, constitutes a valid instrument granting the Attorneys-in-Fact named in such Power of Attorney, the power and authority stated therein, and permits the Attorneys-in-Fact, singly or collectively, to bind such Selling Shareholder with respect to all matters granted, conferred and contemplated in such Power of Attorney and such Power of Attorney has not been revoked, cancelled or terminated at any time.

h.	The sale of the Shares by the Selling Shareholder pursuant to the International Underwriting Agreement is not prompted by any material information concerning the Company or any of its subsidiaries or consolidated variable interest entities that is not set forth in the Pricing Disclosure Package and the Final Prospectus.

i.	Each of this Agreement, the International Underwriting Agreement, the Power of Attorney and the Custody Agreement has been duly authorized, executed and delivered by the Selling Shareholder and constitute valid and legally binding obligations of the Selling Shareholder enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

j.	The Selling Shareholder has no affiliations or associations with any member of FINRA.

k.	The Selling Shareholder has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

l.	Neither such Selling Shareholder nor any of its subsidiaries, nor any director, officer or employee thereof, nor, to the knowledge of such Selling Shareholder, any agent, representative, affiliate or other person associated with or acting on behalf of such Selling Shareholder or any of its subsidiaries or affiliates, is aware of or has, in each case in connection with the business activities of the company or any of its subsidiaries or consolidated variable interest entities, directly or indirectly, made, offered, promised or authorized (i) any contribution, payment, gift of funds or property, or anything of value to any public official (as defined above in (nn)), where either the payment or the purpose of such contribution, payment, gift or thing of value was, is, or would be made, offered, promised or authorized to influence official action or to obtain or retain any undue commercial advantage for the Company or any of its subsidiaries or consolidated variable interest entities, or prohibited under any applicable law; or (ii) any bribe, rebate, payoff, influence payment, kickback or other corrupt or unlawful payment in any jurisdiction; without prejudice to the foregoing, neither the Selling Shareholder nor any of its subsidiaries, nor any director, officer, or employee thereof, nor, to the knowledge of such Selling Shareholder, any agent, affiliate, representative or other person acting for or on behalf of such Selling Shareholder or any of its subsidiaries or affiliates, is aware of or has taken any action, directly or indirectly, in connection with the business activities of the company or any of its subsidiaries or consolidated variable interest entities that would result in a violation by such persons of any relevant anti-bribery or anti-corruption laws or the rules or regulations thereunder, including, but not limited to, the Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as may be amended.

m.	The operations of such Selling Shareholder, its subsidiaries and affiliates are and have been conducted at all times in compliance with the Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving such Selling Shareholder or any of its subsidiaries or affiliates with respect to the Money Laundering Laws is pending or, to the knowledge of such Selling Shareholder, threatened.

n.	Neither such Selling Shareholder nor any of its subsidiaries nor any director, officer or employee thereof, nor, to the knowledge of such Selling Shareholder, any agent, affiliate representative or other person associated with or acting on behalf of such Selling Shareholder or any of its subsidiaries or affiliates, is currently subject to or the target of any Sanctions; or (ii) is or has been located, organized or resident in or otherwise affiliated with a country or territory that is, or whose government is, the target of or subject to Sanctions. Furthermore, such Selling Shareholder will not directly or indirectly use the proceeds of the offering of the Offer Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the target of or subject to Sanctions or (ii) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions; neither the Selling Shareholder nor any of its subsidiaries or affiliates has engaged in any dealings or transactions, directly or indirectly, with or for the benefit of a Person that at the time of the dealing or transaction is or was the target of or subject to Sanctions, or is or was owned 50% or more or controlled by any such Person, or with, in or relating to a country or territory that at the time of the dealing or transaction is or was, or whose government is or was, the target of or subject to Sanctions ; nor does the Selling Shareholder, or any of its subsidiaries or affiliates have any plans to engage in dealings or transactions, directly or indirectly, with or for the benefit of such Persons, or with or in such country or territory.

o.	There are no contracts, agreements or understandings between such Selling Shareholder and any person that would give rise to a valid claim against such Selling Shareholder or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

p.	Such Selling Shareholder has not distributed and will not distribute, prior to the later of the latest Time of Delivery and the completion of the Underwriters’ distribution of the Offered Shares, any offering material in connection with the offering and sale of the Offered Shares by the Selling Shareholder, including any free writing prospectus; and

q.	Any certificate signed by any Attorney-in-Fact of such Selling Shareholder and delivered to the Representatives or counsel for the Underwriters as required or contemplated by this Agreement will constitute a representation and warranty hereunder by such Selling Shareholder, as to matters covered thereby, to each Underwriter.

SCHEDULE 3
CONDITIONS PRECEDENT DOCUMENTS

SCHEDULE 4
SET-OFF ARRANGEMENTS

SCHEDULE 5
ADVERTISING ARRANGEMENTS

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED by Fei Cao	)
for and on behalf of	)
WEIBO CORPORATION	)	/s/ Fei Cao

SIGNED by Charles Guowei Chao	)
as attorney-in-fact for and on behalf of	)
SINA CORPORATION	)	/s/ Charles Guowei Chao

SIGNED by Iain Drayton	)
for and on behalf of	)
GOLDMAN SACHS (ASIA) L.L.C.	)
(Incorporated in Delaware, U.S.A. with limited liability))		/s/ Iain Drayton

SIGNED by Alicia Ku	)
for and on behalf of	)
CREDIT SUISSE (HONG KONG) LIMITED	) /s/ Alicia Ku

SIGNED by Dickson Chan	)
for and on behalf of	)
CLSA CAPITAL MARKETS LIMITED	) /s/ Dickson Chan

SIGNED by Steve Lam	)
for and on behalf of	)
CLSA CAPITAL MARKETS LIMITED	) /s/ Steve Lam

SIGNED by Dickson Chan	)
for and on behalf of	)
CLSA LIMITED	) /s/ Dickson Chan

SIGNED by Steve Lam	)
for and on behalf of	)
CLSA LIMITED	) /s/ Steve Lam

SIGNED by Barry Chan	)
for and on behalf of	)
CHINA INTERNATIONAL CAPITAL	)
CORPORATION HONG KONG	)
SECURITIES LIMITED	) /s/ Barry Chan

SIGNED by Victor Jiang	)
for and on behalf of	)
CHINA INTERNATIONAL CAPITAL	)
CORPORATION HONG KONG	)
SECURITIES LIMITED	) /s/ Victor Jiang

SIGNED by Iain Drayton	)
for and on behalf	)
GOLDMAN SACHS (ASIA) L.L.C.	)
(Incorporated in Delaware, U.S.A. with limited liability))
as attorney for and on behalf of each of the other	)
HONG KONG UNDERWRITERS	)
(as defined herein))		/s/ Iain Drayton

SIGNED by Alicia Ku	)
for and on behalf	)
CREDIT SUISSE (HONG KONG) LIMITED	)
as attorney for and on behalf of each of the other	)
HONG KONG UNDERWRITERS	)
(as defined herein))		/s/ Alicia Ku

SIGNED by Dickson Chan	)
for and on behalf	)
CLSA LIMITED	)
as attorney for and on behalf of each of the other	)
HONG KONG UNDERWRITERS	)
(as defined herein))		/s/ Dickson Chan

SIGNED by Steve Lam	)
for and on behalf	)
CLSA LIMITED	)
as attorney for and on behalf of each of the other	)
HONG KONG UNDERWRITERS	)
(as defined herein))		/s/ Steve Lam

SIGNED by Barry Chan	)
for and on behalf	)
CHINA INTERNATIONAL CAPITAL	)
CORPORATION HONG KONG	)
SECURITIES LIMITED	)
as attorney for and on behalf of each of the other	)
HONG KONG UNDERWRITERS	)
(as defined herein))		/s/ Barry Chan

SIGNED by Victor Jiang	)
for and on behalf	)
CHINA INTERNATIONAL CAPITAL	)
CORPORATION HONG KONG	)
SECURITIES LIMITED	)
as attorney for and on behalf of each of the other	)
HONG KONG UNDERWRITERS	)
(as defined herein))		/s/ Victor Jiang